Registration Statement No. 333-120451

As filed with the Securities and Exchange Commission on July 28, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment 3 to Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reed’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2086	95-4348325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Christopher J. Reed Reed’s, Inc. 13000 South Spring Street, Los Angeles, California 90061 Telephone: (310) 217-9400 (Name, address and telephone number of agent for service)

Copies of all communications to:
Lawrence W. Horwitz, Esq.
HORWITZ & CRON
Four Venture - Suite 390, Irvine, California 92618
Telephone: (949) 450-4942
(Name, address, and telephone number of registrant’s counsel)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $.0001 par value	2, 000,000	$4.00	$8,000,000	$1,014
Underwriter’s warrants to purchase shares of common stock, $.001 par value(2)	200,000	$6.60	---	---
Shares of common stock underlying underwriter’s warrants	200,000	$6.60	$1,320,000	$101
Totals	2,200,000	---	$9,320,000	$1,115

CALCULATION OF REGISTRATION FEE
(1)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)   In connection with the sale of the common stock, we are granting to the underwriter a warrant to purchase up to 200,000 shares of common stock at a per share purchase price equal to 165% of the public offering price per share. No registration fee is required pursuant to Rule 457(g).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

DATED July 28, 2005

REED’S, INC.

We develop, manufacture, market, and sell natural non-alcoholic beverages, as well as candies and ice creams.

We are offering up to 2,000,000 shares of our common stock. No public market currently exists for our shares. The public offering price is $4.00 per share. This price has been arbitrarily set. The shares are being offered on a best efforts basis through Brookstreet Securities Corporation, our underwriter, a member of the National Association of Securities Dealers, Inc., for a commission equal to 6% of the gross sales made in this offering. In addition, Brookstreet will receive a lead underwriter’s concession of 1% of gross sales made in this offering and a non-accountable expense allowance of 3% of gross sales made in this offering.

There is no current public market for our shares and there is no assurance that a public market for our shares will ever develop. In the event a public market for our shares does not develop, purchasers in this offering may be unable to sell the shares for an extended period of time. Our underwriter currently intends to apply for quotation of our common stock upon the Over the Counter Bulletin Board (“OTCBB”) quotation system. We have reserved the market trading ticker symbol "REED" with NASD.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

	Per Share	If 200,000 Shares are Sold(1)	If 1,000,000 Shares are Sold(1)	If 2,000,000 Shares are Sold(1)
Proceeds to the Company	$3.60	$720,000	$3,600,000	$7,200,000
Underwriter Commission	$0.40	$80,000	$400,000	$800,000
Proceeds to the Company before estimated expenses of the offering	$4.00	$800,000	$4,000,000	$8,000,000
Proceeds to the Company after estimated expenses of the offering	---	$44,985	$3,303,985	$6,853,985

(1) The amounts shown are for illustrative purposes only. The offering is a best efforts offering with no assurance that all or any shares will be sold.

We will not accept subscriptions to this offering from residents of the District of Columbia until at least 200,000 shares have been sold elsewhere; we will not accept subscriptions to this offering from residents of Pennsylvania and Texas until at least 500,000 shares have been sold; we will not accept subscriptions to this offering from Ohio residents until at least 700,000 shares sold, and then only from investors whose annual salary is at least $65,000 and whose net worth exclusive of home, furnishings, and automobile is at least $250,000; and we will not accept subscriptions to this offering from residents of Arizona until 800,000 shares have been sold.

There is no minimum number of shares we must sell in this offering. Offering proceeds will not be placed in escrow. Upon receipt, offering proceeds will be deposited into the Company’s operating account and used to conduct the Company’s business affairs. The offering will terminate nine months after the effective date of this prospectus unless terminated sooner by us.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Brookstreet Securities Corporation has been the subject of disciplinary actions taken by the NASD. For more information regarding these actions, please contact the NASD at (800) 289-9999.

The date of this Prospectus is July 28, 2005

ii

TABLE OF CONTENTS

Dealers who solicit prospective investors in the subject offering are required to deliver a copy of this Prospectus commencing upon the effective date of the subject Registration Statement and terminating 40 days thereafter. The effective date of the Registration Statement, of which this Prospectus is a part, is July 28, 2005.

iii

PROSPECTUS SUMMARY

This summary highlights information found in greater detail elsewhere in this prospectus. Prior to making an investment decision, you should read the entire prospectus carefully; including the section entitled “Risk Factors” beginning on page 3.

About Our Company

We are a growing developer, manufacturer, marketer, and seller of New Age beverages, as well as candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently offer 14 beverages, 2 candies, and 3 ice creams.

We sell the majority of our products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Canada. Historically, most of our beverages were sold in the natural food industry.

Our current business strategy is to maintain a firm marketing focus in the natural food marketplace while building a national direct sales and distribution force to take our proven products into mainstream market and distribution channels. We believe that the proceeds of this offering may greatly accelerate the success of this business strategy by providing working capital to finance an expanded sales and distribution network.

At this time, we produce our carbonated beverages at two facilities. Our Brewery in Los Angeles handles the western half of the United States and we have a contract with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania for the eastern United States. Our Ginger Juice Brews are co-packed for us in Northern California. Our ice creams are co-packed for us at a dairy in upstate New York.

We have a national network of natural and specialty food distributors in the United States and Canada. We also have mainstream beverage distributors in select markets. In Southern California, we have our own direct distribution in addition to other local distributors. We currently rely upon one retailer for between 10-15% of our aggregate gross revenues. If we were to lose this retailer, our operations would be materially effected.

We currently maintain two separate sales organizations, one of which handles natural food sales and the other of which handles mainstream sales. Both sales forces consist of sales managers and sales representatives. The natural food sales force works mainly in the natural and gourmet food stores serviced by the natural and gourmet distributors. Representatives are responsible for the accounts in their territory and they stay on a focused schedule of visits to maintain store and distributor relationships. In the future, we intend to integrate both our distributions and sales forces.

In December 2000, we purchased an 18,000 square foot warehouse, the Brewery, at 13000 South Spring Street, Los Angeles, California 90061, in an unincorporated area of Los Angeles County near downtown Los Angeles. This facility serves as our principal executive offices, our West Coast bottling plant, and our Southern California warehouse facility. Our telephone number is 310.217.9400.
We have not generated a profit during our last two fiscal years and there is no assurance that we will develop profitable operations in the future. Our net operating loss for the calendar year 2004 was $479,371 and for 2003 it was $771,997. We are offering a maximum of 2,000,000 of our shares. In the event the maximum amount of this offering is sold, then the shares sold will represent 29% of the then outstanding common stock and Christopher Reed and his family members will own 54.3% of our outstanding common stock.
This offering is a best efforts offering through our underwriter, Brookstreet Securities Corporation. While there is no assurance, our underwriter currently intends to apply for quotation of our common stock upon the Over the Counter Bulletin Board (“OTCBB”) quotation system. This will require that we complete certain filings and disclosures of information to the National Association of Securities Dealers and to the OTCBB itself. Our shares are currently not traded on the public securities markets and even if our shares of common stock become quoted on the OTCBB, there is no assurance that an active public market for our shares of stock will be established.

Our Internet address is www.reedsgingerbrew.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering
Common Stock being offered	2,000,000 shares
Offering Price	$4.00 per share
Common stock outstanding:
Prior to this offering	4,988,591 shares
After this offering:
if 200,000 shares are sold	5,188,591 shares
if 1,000,000 shares are sold	5,988,591 shares
if all 2,000,000 shares are sold	6,988,591 shares
Use of Proceeds

We plan to use the net proceeds to hire additional sales representatives, launch new products, pay for retail slotting, expand our brand advertising, update our West Coast production facility, the Brewery, to purchase fully-branded coolers, in-store displays, and hire a chief operating officer, and for working capital.

Summary Financial Information

The following historical financial information should be read in conjunction with the audited financial statements and the notes to those statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statements of operations with respect to the years ended December 31, 2004 and 2003, and the balance sheet data at December 31, 2004 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future periods.

Statements of Operations Data:	Three Months Ended March 31,		Years Ended December 31,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Sales	$1,817,336	$1,713,340	$8,978,365	$6,781,776
Gross profit	331,049	410,670	1,875,328	1,319,571
Selling, general and administrative expenses	501,225	372,186	1,946,667	1,414,148
Income (loss) from operations	(170,176)	38,484	(71,339)	(94,577)
Net Loss	(241,386)	(21,455)	(479,371)	(771,997)
Net Loss per share, basic and diluted	(0.05)	(0.01)	(0.10)	(0.16)
Weighted average shares used to compute net loss per share	4,726,091	4,726,091	4,726,091	4,724,488

Balance Sheet Data:	March 31, 2005 (Unaudited)	December 31, 2004
Total assets	$5,063,121	$5,098,403
Current liabilities	3,064,585	2,834,589
Long-term liabilities, less current portion	1,270,222	1,294,114
Stockholders’ equity	728,314	969,700

RISK FACTORS

An investment in our common stock is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain operations as presently set forth in our business plan.
As of December 31, 2004, we had an accumulated deficit of $2,403,638. For the years ended December 31, 2004 and 2003, we incurred losses from operations of $71,339 and $94,577, respectively. As of March 31, 2005, we had an accumulated deficit of $2,645,024. For the three months ended March 31, 2005, we incurred losses from operations of $170,176 and in the three months ended March 31, 2004, we experienced a profit from operations of $38,484. If we are not able to begin to earn an operating profit at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them. In addition, we may not be able to contribute profit from operations toward the expansion and other business plans discussed in this prospectus.
The beverage business is highly competitive.

We compete for distributors, shelf space, and customers primarily with other New Age beverage companies including:

•	SoBe (owned by Pepsi)
•	Snapple, Mistic, IBC and Stewart’s (owned by Cadbury Schweppes)
•	Henry Weinhard (owned by Phillip Morris)
•	Arizona
•	Hansen’s
•	Knudsen & Sons
•	Jones Sodas
•	A&W Root Beer
•	Blue Sky
•	Natural Brews

Several of our competitors and potential competitors have financial resources greater than ours, and Pepsi, Cadbury Schweppes, and Phillip Morris have substantially greater financial resources than ours. These greater resources permit our competitors to implement extensive advertising and promotional programs, which we have not been, and may not be, able to match. As competitors enter the field, our market share may fail to increase or may decrease despite our efforts to continue to produce superior products with higher quality ingredients and a brewing process that we believe remains a trade secret. See “Business — Competition.”

Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising.

The loss of our largest retailer would substantially reduce revenues.

During 2003, Trader Joe’s accounted for approximately 15% of our sales in 2003 and for 14% of our sales in 2004. The loss of Trader Joe’s as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

Any decrease in the supply of ginger, other key ingredients or finished products, or increase in the prices of such ingredients, could significantly increase our costs, and thereby reduce our profits.

We depend upon an uninterrupted supply of ginger and certain other ingredients, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our third-party suppliers or service providers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages. The loss of our third-party suppliers or service providers could impair our operations and adversely affect our financial performance.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses. The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with some of our employees. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We regard the protection of our trademarks, trade dress, and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress, and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress, or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources. See “Business — Proprietary Rights.”

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. While we have to date not experienced any product liability or product recall claims, there is no assurance that we will not experience such claims in the future. In the event we were to experience a product liability or product recall claim, our business operations could be materially and adversely effected.

If we are not able to retain the full-time services of Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of Christopher J. Reed, our founder, President, Chief Executive Officer, Chairman of the Board, and Chief Accounting Officer. We depend on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with Mr. Reed. In addition, we do not maintain key person life insurance on Mr. Reed. Therefore, in the event of the loss or unavailability of Mr. Reed to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of Mr. Reed or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

Our Chief Executive Officer may lack the experience and formal training to serve as our Chief Financial Officer.

Our company does not employ a Chief Financial Officer among its executive staff. Given the absence of formal financial training in our Chief Executive Officer’s education and the increasing complexity of accountancy and cash management for reporting companies, CEO Chris Reed’s lack of knowledge in this area may affect the future results of our operations.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

The cost of manufacturing and packaging our products is approximately 80% of our aggregate revenues. This gross margin places pressure upon our cash flow and cash reserves when our sales increase. As we experience significant growth, such an expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Such growth will require improvements in our operational, accounting and information systems, procedures and controls. If we fail to manage this growth properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our management has broad discretion in the application of the net proceeds from this offering.

Our Board of Directors and management presently intend to utilize a substantial portion of the net proceeds of this offering for the specific purposes set forth in “Use of Proceeds.” However, we have broad discretion with respect to redirecting the application and allocation of the net-proceeds of this offering in light of changes in circumstances and the availability of certain business opportunities. As a result, any return on investment to investors will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of the offering. See “Use of Proceeds.”

We have operated without independent directors in the past

We have not had two independent directors through a large portion of our history. This means that the material agreements between related parties have not been negotiated with the oversight of independent directors; this means that most agreements into which we have entered were at the absolute discretion of the majority shareholder, Chris Reed. Please see the “Certain Relationships and Related Transactions” section for specific details of these transactions.

Risks Relating to This Offering

It may be a conflict of interest for Peter Sharma III to hold a position on the Board of Directors, while also being a primary selling agent, supervised by a separate broker/dealer, as well as being indebted to the issuer.

As a director, Mr. Sharma has a fiduciary responsibility to our shareholders. Mr. Sharma’s position with Brookstreet Securities Corporation and his financial indebtedness may compromise his ability to make decisions in the best interest of our shareholders.

We have previously been unsuccessful in a prior public offering

We have previously tried to raise money in a public offering. This offering was declared effective on December 31, 2002 and was subsequently withdrawn on March 27, 2003. It was and is the our opinion that the adverse market conditions referred to in our Application For Withdrawal were directly affected by lead up to and initiation of war in Iraq and the ensuing public uncertainty and market downturn; thus we withdrew the offering due to what we perceived as poor market conditions for a public offering in the economic climate surrounding the 2003 Iraq War.

We determined the offering price for the shares being offered arbitrarily. The market price for the common stock after the offering may vary from the offering price.

Prior to this offering, there was no public market for our common stock. We arbitrarily determined the offering price for the shares being offered. The price bears no direct relationship to our assets, earnings, book value, or other such criteria of value. For this reason, the market price after the offering may vary from the initial offering price.

There is not yet a public trading market for our securities and if a market develops for our securities, it could be limited, sporadic, and highly volatile.

We cannot assure you that an active market for our shares will be established or maintained in the future. It is the intention of our underwriter to apply for quotation of our common stock on the Over The Counter Bulletin Board quotation system (the “OTCBB”). The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Therefore, if you purchase shares of our common stock and later decide to sell the shares, you may have difficulty selling the shares. Even if a market for our common stock is established, stockholders may have to sell our stock at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Since there is no minimum number of shares which must be subscribed for before we can use the proceeds from sales, our expansion plans will be affected by the number of shares actually sold.

The speed with which we implement our expansion plans will depend, to a large degree, on the amount of funds available for expansion. Such funds may be provided by the sale of common stock in this offering, our existing lines of credit, and revenues from sales, future loans or otherwise. If we sell less than all the shares in this offering, our ability to implement the expansion plans described under “Use of Proceeds” and elsewhere in this prospectus could be delayed, depending on the amount of other funds available to us for such purposes.

You will experience immediate and substantial dilution in this offering.
The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $3.00 per share, or approximately 75%, in the net tangible book value of the common stock from the public offering price if all 2,000,000 shares being offered are sold. The dilution will be $3.45 per share (86%) if only 1,000,000 shares (50%) are sold, and $3.94 per share (98%) if only 200,000 shares (10%) are sold. See “Dilution.”

Our ability to obtain needed additional financing is uncertain.

We currently believe that our available cash resources, combined with the net proceeds from this offering and cash flow from operations, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion
•	fund additional marketing expenditures
•	enhance our operating infrastructure
•	respond to competitive pressures
•	acquire other businesses

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

Our ability to implement our full business expansion plan is largely dependent upon the outcome of this offering. Assuming no funds from this offering were available, over the next 12 months, we would be able to launch the 750 ml. champagne bottles for approximately three to five of our products, including our Reed’s Ginger Brew and swing-lid bottles for approximately two of our products. In addition, we would be able to hire approximately two additional sales representatives. Other elements of our expansion plan might have to be curtailed or delayed unless we could find alternative external sources of working capital.

Future financings could adversely affect your ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences, or privileges senior to those of existing stockholders, including, those persons acquiring shares in this offering.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a majority of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.
    Christopher J. Reed, our President, CEO, Chairman of the Board, and Chief Accounting Officer currently owns approximately 64% of our outstanding voting stock. If all the shares in this offering are sold, Mr. Reed will own approximately 46% of our outstanding voting stock. If 1,000,000 shares in this offering (50%) are sold, Mr. Reed will own approximately 53% of our outstanding voting stock, and if only 200,000 shares in this offering (10%) are sold, he will own approximately 62% of our outstanding voting stock. Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. See “Principal Stockholders.”
A substantial number of our shares will be available for sale in the public market after the offering and sales of those shares could adversely affect our stock price.
Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could substantially reduce our stock price in any public market, and could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have 6,988,591 shares of common stock outstanding if all 2,000,000 shares in this offering are sold, 5,988,591 shares of common stock outstanding if 1,000,000 shares in this offering (50%) are sold, and 5,188,591 shares of common stock outstanding if 200,000 shares in this offering (10%) are sold. All the shares of common stock sold in this offering will be freely tradable without restriction or further registration required under federal securities laws.

Of the shares of our common stock currently outstanding, 4,539,916 shares are “restricted securities” under the Securities Act of 1933, as amended. Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares. See “Shares Available For Future Resale.”

Our common stock may become subject to “penny stock” regulations that may affect the liquidity for our common stock.

Our common stock may become subject to the rules adopted by the Securities and Exchange Commission, or SEC, that regulates broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities’ laws

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price
•	a toll-free telephone number for inquiries on disciplinary actions; definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks, and
•	such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock
•	the compensation of the broker-dealer and its salesperson in the transaction
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock
•	the liquidity of the market for such stock, and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock if it is subject to the penny stock rules.

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FORWARD LOOKING STATEMENTS

Some of the statements made in this prospectus, including certain statements made under “Prospectus Summary,”“Risk Factors,”“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” constitute forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,”“will,”“should,”“could,”“expects,”“plans,”“anticipates,”“believes,”“estimates,”“predicts,”“potential,” or “continue” or the negative of such terms or other comparable terminology.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements.

Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside the control of the Company, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following:

•	The Company’s ability to generate sufficient cash flows to support capital expansion plans and general operating activities;
•	Decreased demand for our products resulting from changes in consumer preferences;
•	Competitive products and pricing pressures and the Company’s ability to gain or maintain its share of sales in the marketplace;
•	The introduction of new products;
•
The Company’s being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which the Company produces and markets its products and could result in increased costs;

•
Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of the Company’s products;

•	The Company’s ability to penetrate new markets and maintain or expand existing markets;
•	Maintaining existing relationship and expanding the distributor network of the Company’s products;
•	The marketing efforts of distributors of the Company’s products, most of whom also distribute products that are competitive with the Company’s products;
•	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time;
•	The availability and cost of capital to finance the Company’s working capital needs and growth plans;
The effectiveness of the Company’s advertising, marketing and promotional programs;
•	Changes in product category consumption;
•	Economic and political changes;
•	Consumer acceptance of new products, including taste test comparisons;
•	Possible recalls of the Company’s products; and
•	The Company’s ability to make suitable arrangements for the co-packing of any of its products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

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USE OF PROCEEDS

Estimated net proceeds from this offering, based on an offering price of $4.00 per share and after deducting a 6% sales commission, a 1% lead underwriter’s concession, a 3% non-accountable broker expense allowance and other offering expenses estimated to range from approximately $200,000 to $275,000, will range from $0 to $6,853,985, depending upon the number of shares we sell in this offering. The offering is being made on a best efforts basis, and we do not know how many shares, if any, will be sold in this offering.

The primary purposes of this offering are to obtain additional capital, create a public market for our common stock, and facilitate future access to public capital markets. In general, we intend to use the net proceeds from this offering to increase working capital, hire additional sales representatives, and launch new products. Depending upon the amount raised in this offering, we also plan to purchase and place coolers, in-store displays and other marketing tools; expand brand advertising, fund supermarket slotting fees where applicable, provide for improvements to our West Coast production facility, the Brewery, and hire a chief operating officer.

We presently expect to use the estimated net proceeds from the offering substantially as set forth in the table below, if the numbers of shares indicated are sold in the offering:

Proposed Use	Estimated Amount if 200,000 Shares are Sold (10% of Total)		Estimated Amount if 1,000,000 Shares are Sold (50% of Total)		Estimated Amount if 2,000,000 Shares are Sold (100% of Total)
Gross Offering Receipt	$800,000		$4,000,000		$8,000,000
Underwriters’ Compensation	80,000		400,000		800,000
Offering Expenses	271,015		296,015		346,015
Net Proceeds	448,985	(100)%	3,303,985	(100)%	6,853,985	(100)%
Additional Sales Representatives	250,000	(56)%	900,000	(27)%	2,100,000	(31)%
New product launches	100,000	(22)%	250,000	(8)%	375,000	(6)%
Retail Slotting	0	(0)%	750,000	(23)%	1,500,000	(22)%
Brand Advertising	0	(0)%	750,000	(23)%	1,500,000	(22)%
Cooler and in-store displays	31,985	(7)%	248,985	(8)%	568,985	(8)%
Chief Operating Officer	0	(0)%	100,000	(3)%	100,000	(1)%
West Coast Brewery	0	(0)%	150,000	(4)%	150,000	(2)%
Working Capital	67,000	(15)%	155,000	(4)%	560,000	(8)%
Total Estimated Net Proceeds	$448,985	(100)%	$3,303,985	(100)%	$6,853,985	(100)%

Additional Sales Representatives. We will be able to hire from two to approximately 30 new sales representatives, depending upon the net proceeds of this offering.

New Product Launches. We will be able to launch from between five and approximately 20 new products, by which we mean SKUs, depending upon the net proceeds of this offering. Over the next 12 - 24 months we plan to launch as many as six new SKUs in the Ginger Brew line, five new SKUs in the Virgil’s line, four new China Cola SKUs, three new frozen confections, and two new candies.

Retail Slotting. We plan to place our products in up to 30,000 new stores. Some stores, particularly chains, require slotting fees to place product on store shelves. Currently, we do not pay slotting fees to place a majority of our products in stores. However, in the future, we may have to pay slotting fees, depending upon the type of stores and chains where we place our products. See “Business — Our Primary Markets — Mainstream Supermarkets.”

Brand Advertising. We plan to use strategic consumer and trade targeted advertising to build brand awareness, and support existing and new product placements. Our advertising plans include print ads in magazine and newspapers, public relations events and consumer event sponsorships at which we offer samples of our products.

Cooler and In-store Display Programs. Our marketing plans include placing up to 2,000 Reed’s branded refrigerated coolers and Reed’s branded in-store displays, which we call Kegerators, throughout the United States and, to a lesser degree, in Canada. We consider coolers and in-store displays to be efficient and proven marketing tools.

West Coast Brewery. Depending upon the net proceeds of this offering, we intend to purchase packaging automation equipment for the Brewery. This will allow us to increase production capacity and reduce overall time that our products can be in production, while decreasing labor costs.

In June 2005, we entered into a revolving loan and security agreement pursuant to which we are able to borrow up to $1,900,000. See “Management’s Discussion and Analysis and Results of Operations — Liquidity and Capital Resources.” We intend to use a portion of any funds borrowed pursuant to this loan agreement, in addition to the proceeds from the sale of the shares in this offering, for the uses described above.

If fewer than all 2,000,000 shares are sold in this offering, we will reduce or eliminate some proposed uses as described in the table above. The speed with which we expand our marketing and advertising for our products, and the number of products we offer to the public, depends in large part on the number of shares of common stock sold in this offering. If only a limited number of shares are sold, our expansion plans will take substantially longer to implement.

If fewer than 200,000 shares are sold, we will use most of the money to hire additional sales representatives.

Assuming no funds from this offering were available, over the next twelve months, we would be able to launch the 750 ml. champagne bottles for approximately three to five of our products, including our Reed’s Ginger Brew and swing-lid bottles for approximately two of our products. In addition, we would be able to hire approximately two additional sales representatives. Other elements of our expansion plan might have to be curtailed or delayed unless we could find alternative external sources of working capital.

We cannot assure you that the above dollar amounts will be specifically allocated as set forth in the foregoing table. Our management has discretion in the application of the actual net proceeds of the offering. Allocation of net proceeds is further subject to future events including changes in general economic conditions, changes in our strategy and our response to competitive pressures and consumer preferences associated with the products we sell. Pending ultimate application, the net proceeds will be invested in an interest-bearing bank account or government securities.

The “Use of Proceeds” budget as laid out in the foregoing table represents our best estimate as to the amounts that will be spent on each category of expenditure listed. As we evaluate the effectiveness of each of the different expense categories to grow the business profitably, we expect to modify these amounts to use these funds most effectively. We may find that our sales representatives are selling mostly our core brands and do not need or want more new product launches but that funds are better used in purchasing more displays to fuel their sales activities. We may find that in-store displays create more cost effective advertising than straight brand advertising. The evaluation of the use of funds is an ongoing, interactive function of management.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends. We currently intend to retain future earnings, if any, to finance operations and expansion of our business.

We are obligated to pay a non-cumulative 5% dividend from lawfully available assets to the holders of our Series A preferred stock beginning on June 30, 2005 in either cash or additional shares of Series A preferred stock in our discretion. See “Description of Our Securities — Preferred Stock.”

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CAPITALIZATION AS OF MARCH 31, 2005

The following table sets forth our capitalization as of March 31, 2005 and as adjusted to reflect the sale by us of 2,000,000 shares of common stock in this offering and the application of the estimated net proceeds, assuming an offering price of $4.00 per share, after deducting underwriter commissions and estimated offering expenses. The table also shows the effect if only 50% and 10% of the offering is completed. The information in the table below is qualified by, and should be read in conjunction with, our audited financial statements and related notes appearing elsewhere in this prospectus. The following table assumes that the underwriter does not exercise its over-allotment option and excludes the following shares:

•	17,500 shares of common stock issuable upon exercise of outstanding options issued by us under our 2001 Stock Option Plan at a weighted average exercise price of $3.21;

•	482,500 additional shares of common stock reserved for future issuance under our 2001 Stock Option Plan;

•	55,000 shares of common stock issuable upon exercise of outstanding options, other than outstanding options issued under our 2001 Stock Option Plan, at a weighted average exercise price of $2.43;

•	848,876 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.94; and

•	200,000 shares reserved for future issuance under the underwriter’s warrant.

•	126,485 of common stock upon conversion of debt.

•	235,760 of common stock issued upon conversion of preferred stock.

	March 31, 2005 As adjusted (Based on % of offering completed)
Current Liabilities:	Actual	10%	50%	100%
Current portion of long-term debt	$106,469	$106,469	$106,469	$106,469
Lines of credit	1,609,876	1,609,876	1,609,876	1,609,876
Total current liabilities	1,716,345	1,716,345	1,716,345	1,716,345
Long-term liabilities
Long-term debt	1,017,864	1,017,864	1,017,864	1,017,864
Notes payable to related parties	252,358	252,358	252,358	252,358
Total Long-term liabilities	1,270,222	1,270,222	1,270,222	1,270,222
Stockholders’ equity:
Common stock — par value $.0001 per share:
Authorized — 11,500,000 shares
Issued and outstanding — 4,726,091 shares	472	492	572	672
Additional paid-in capital	2,783,464	3,232,429	6,087,349	9,637,249
Preferred stock	589,402	589,402	589,402	589,402
Accumulated deficit	(2,645,024)	(2,645,024)	(2,645,024)	(2,645,024)
Total stockholders’ equity	728,314	1,177,299	4,032,299	7,582,299
Total Capitalization	$3,714,881	$4,163,866	$7,018,866	$10,568,866

DILUTION

Our net tangible book value at March 31, 2005 was $(370,353), or $(0.08) per share. Our net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted average number of shares of our common stock outstanding.

The as adjusted net tangible book value after this offering will be $6,703,587, or $1.00 per share, after deducting estimated expenses of this offering, if all the shares in this offering are sold at an assumed offering price of $4.00 per share. Therefore, purchasers of shares of common stock in this offering will realize a minimum dilution of $3.00 per share, or about 75% of their investment. If fewer than all shares offered hereby are sold, the dilution will be greater; at 200,000 shares sold, the dilution is 98% and at 1,000,000 shares sold, the dilution is 86%. The following table illustrates this dilution, assuming 200,000 shares are sold, 1,000,000 shares are sold, and 2,000,000 shares in this offering are sold:

	If 200,000 Shares are Sold	If 1,000,000 Shares are Sold	If 2,000,000 Shares are Sold
Offering Price per Share	$4.00	$4.00	$4.00
Net tangible book value per common share at March 31, 2005	(0.08)	(0.08)	(0.08)
Increase per common share attributable to new investors	0.14	0.63	1.08
Net tangible book value per share of common stock after the offering	0.06	0.55	1.00
Dilution per share of common stock to new investors	$3.94	$3.45	$3.00
Percentage of dilution per share of common stock to new investors	98%	86%	75%

During the five years prior to the date of the prospectus, we sold shares of common stock for prices ranging from $1.00 to $4.00 per share.

Additional dilution, not reflected in the foregoing table, will result to the extent that outstanding options and warrants to purchase our common stock are exercised or convertible debt or our Series A convertible preferred stock is converted into shares of our common stock.

As of March 31, 2005, we had outstanding options and warrants to purchase an aggregate of 921,376 shares of common stock at a weighted average exercise price of $2.04 per share.

As of March 31, 2005, we had outstanding an aggregate $257,111 of convertible debt, including accrued and unpaid interest, to purchase an aggregate of 126,485 shares of common stock at a weighted average exercise price of $2.03 per share.

As of March 31, 2005, we had 58,940 shares of preferred stock outstanding, which can be converted into 4 shares of the Company’s common stock, or 235,760 shares of common stock at $2.50 per share of common stock.

We have not issued and will not issue options or warrants with an exercise price less than 85% of the fair market value of the underlying common stock on the day of the grant.

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Comparative Data

The following charts illustrate the pro forma proportionate ownership of our common stock upon completion of the Offering if 10%, 50%, and 100% of the Offering is sold. These charts compare the relative amounts paid, by the present shareholders, and by investors in this Offering, assuming no changes in net tangible book value other than those resulting from the Offering.

If 10% of Offering sold (200,000 shares)	Shares Purchased	Percentage	Total Consideration ($)	Percentage	Average Price per Share Paid ($)
Existing Shareholders(1)	4,988,591	96.1%	2,789,186	77.7%	0.56
New Investors	200,000	3.9%	800,000	22.3%	4.00
Total	5,188,591	100%	3,589,186	100%

If 50% of Offering sold (1,000,000 shares)	Shares Purchased	Percentage	Total Consideration ($)	Percentage	Average Price per Share Paid ($)
Existing Shareholders(1)	4,988,591	83.3%	2,789,186	41.1%	0.56
New Investors	1,000,000	16.7%	4,000,000	58.9%	4.00
Total	5,988,591	100%	6,789,186	100%

If 100% of Offering sold (2,000,000 shares)	Shares Purchased	Percentage	Total Consideration ($)	Percentage	Average Price per Share Paid ($)
Existing Shareholders(1)	4,988,591	71.4%	2,789,186	25.8%	0.56
New Investors	2,000,000	28.6%	8,000,000	74.2%	4.00
Total	6,988,591	100%	10,789,186	100%

(1) Based on the capital contribution from inception to June 30, 2005

As an historical reference, we here provide a chart recording all issuance of options and warrants:

Table of Options issued with price and date:

Year Issued	Option Strike Price issued	Highest Price Paid for Common Shares
1991	0.02	0.27
1992	1.00	1.00
2000	2.00	2.00
2001	3.00	3.00
2002	6.00	6.00

For historical reference and analysis, we provide here a reference table of all issuance of common and preferred shares by Reed’s, Inc. (formerly known as Original Beverage Corp.) in chronological order, beginning with issue of our founder’s shares in 1991.

Historical Table of Stock Issuance for Reed’s, Inc. (fka Original Beverage Corp.)
Type of Issuance	Class*	# of Shares Issued	Price/Share	Year of Issue
Founder’s Stock	C	3,200,000	0.0001	1991
Initial Seed Investor (R.T. Reed, Sr.)	O	262,500	0.020	1991
Private Investment	C	187,500	0.267	1991
Private Investment	C	50,000	0.750	1993
Private Investment	C	10,000	1.500	1996
Exempt Private Placement	C	142,100	1.500	1999
SCOR Direct Public Offering	C	450,275	2.000	2000
Exempt Private Placement (existing shareholder)	C	250,000	2.000	2000
Note Conversion Options (1991) Exercise	C	200,000	0.750	2000
Warrant (1991) Exercise	C	37,500	1.000	2000
Employee Bonus Grants	C	1,500	2.000	2000
China Cola Acquisition	C	130,000	2.000	2000
Options (1991) Exercise	C	20,000	1.000	2001
Employee Bonus Grants	C	14,500	2.000	2001
Vendor Payment	C	3,200	2.000	2001
Exempt Private Placement (existing shareholder)	C	500	3.000	2001
Loan Conversion Option (1991) Exercise	C	8,889	1.125	2001
Loan Conversion Option (1992) Exercise	C	11,877	1.500	2001
Exempt Private Placement (existing shareholder)	C	3,750	4.000	2001
Employee Bonus Grants	C	1,500	3.333	2003
Exempt Private Placement (existing shareholder)	C	3,000	3.500	2003
Exempt Private Placement (existing shareholders)	‡Pr	‡33,440	‡10.000	2004
Corporate Note (2001) Conversion Exercised	‡Pr	‡25,500	‡10.000	2004
Avg. share price excluding founder’s shares and initial seed, including conversion of Pr -- $1.81/share
‡ Series A Preferred at $10 par value convertible to 4 common shares
* Type of share issued C=Common, Pr=Preferred, O=Option **On May 31, 2005 these options were exercised and converted to shares of common stock

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our financial statements and related notes included elsewhere in this prospectus. Except for historical information, the following discussion and analysis contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. See “Forward Looking Statements,” beginning at page 8 of this prospectus.

Overview

We develop, manufacture, market, and sell “alternative” or “New Age” beverages and assorted foods. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews
•	Virgil’s Root Beer and Cream Sodas
•	China Colas
•	Reed’s Ginger Juice Brews
•	Reed’s Ginger Candies
•	Reed’s Ginger Ice Creams

We currently distribute and sell our products through a network of natural, gourmet, and independent distributors, as well as through our growing in-house direct sales and distribution team, throughout the United States and, to a lesser extent, in Canada. In 2003, we implemented direct sales to several large national retail accounts. These accounted for approximately 19% of our gross sales in 2003 and approximately 22% of our gross sales in 2004. In addition, in 2003 we created our own distribution system in southern California. This accounted for approximately 1% of our gross sales in 2003 and approximately 4% of our gross sales in 2004. The following table shows a breakdown of net sales with respect to the distribution channel.

Distribution Channel	2003 sales	Percentage sales	2004 sales	Percentage sales
Direct sales to large retailers	$1,286,365	19%	$1,983,598	22%
Our local direct distribution	$90,121	1%	$395,601	4%
Natural, Gourmet and Mainstream distributors	$5,405,290	80%	$6,599,166	74%
Total	$6,781,776	100%	$8,978,365	100%

New products, or SKUs, that we launched in 2003 include a 5-liter “party keg” version of our Virgil’s Root Beer and Virgil’s Cream Soda in 12-ounce long neck bottles. Both of these high-margin items continue to contribute to growth of our sales for 2003 and 2004.

In 2003, we expanded our marketing from our historical focus on natural and gourmet foods to include more mainstream markets. These efforts include selling our products directly to large retail accounts, primarily Costco, BJ Wholesale, and Cost Plus World Markets. In addition, through our current North American natural and gourmet distributors, we have focused sales to the natural food section of mainstream supermarket chains. This has resulted in our products now being sold in Safeway, Kroger’s and numerous other national supermarket chains. Our local distribution in southern California is placing our products directly into accounts locally, including Ralph’s, Bristol Farms, and many independent accounts.

We gauge the financial success of our company by a number of different parameters. Because our industry typically values companies on a top-line basis, one of our main company goals is to increase net sales. We continue to increase net sales each year. Net sales have increased from $6.2 million in 2001 to $6.4 million in 2002 to $6.8 million in 2003. In 2004 sales grew to $9.0 million. We believe that the increase in net sales comes from three sources: successes in our new local distribution, increases in our core business and our new direct sales to large retailers.

Almost as important as increasing our net sales are increasing our gross margins. We continue to work to reduce costs related to production of our products. In 2002, we purchased and outfitted a West Coast production facility, the Brewery, in part to help reduce both production costs and freight costs associated with our West Coast sales. Gross profits declined after the construction of the Brewery. Gross margins decreased from 24.8% in 2002 to 19.5% in 2003. We believe that the inefficiencies commensurate with a start-up period for the Brewery have been a principal cause of the decline of our gross margins in 2003. Gross margins recovered to 20.9% in 2004, we believe that this increase in gross margin is because of the Brewery attaining greater functionality and efficiencies. As the Brewery continues to become more fully operational, we believe that we will see greater margin improvements due to freight and production savings. We expect to have the Brewery fully functional by the end of 2005. The following table shows the progress of productions at the Brewery and the savings being generated:

Year	Cases of candy produced at new brewery	Candy production savings ($)	Cases of beverages produced at new brewery	Freight savings beverages ($)	Total savings ($)
2002	0	$0	0	$0	$0
2003	33,514	$33,514	16,835	$22,390	$55,904
2004	31,278	$31,278	113,816	$151,372	$182,650

In addition, through the Brewery, we have increased our capability to offer specialty beverage packaging options not typically available in the marketplace, such as our new 5-liter party keg line and our new 750 ml. champagne bottle line. We also intend to manage general and administrative and selling expenses, in order to improve our profitability.

Trends, Risks, Challenges, Opportunities That May or Are Currently Affecting Our Business

Our main challenges, trends, risks, and opportunities that could affect or are affecting our financial results include but are not limited to:

Fuel Prices - As oil prices continue to rise, our freight rates, which run at approximately 8% of net sales, have been increasing. We currently see freight rates increasing by an additional 5% to 10% in the near term. On the other hand, we expect that the Brewery will counter this trend, at least in part, by reducing our need for cross-country freight services.

Low Carbohydrate Diets and Obesity - Consumers have been demanding lower carbohydrate products. This trend did not seem to affect our sales growth in 2004. We are watching this trend closely and have started developing low-carbohydrate versions of some of our beverages.

Distribution Consolidation - The trend towards continued consolidation of the beverage distribution industry through mergers and acquisitions has inspired us to start our own direct distribution locally in southern California and to go to large national retailers. Consolidation among natural foods industry distributors has not had an affect on our sales. However, this consolidation may limit the distributor options outside natural foods to service mass-market food accounts.

Consumer Demanding More Natural Foods - The rapid growth of the natural foods industry has been fueled by the growing consumer awareness of the potential health problems due to the consumption of chemicals in the diet. Consumers are reading ingredient labels and choosing products based on them. We design products with these consumer concerns in mind. We feel this trend toward more natural products is one of the main trends behind our growth. Recently, this trend in drinks has not only shifted to products using natural ingredients, but also to products with added ingredients possessing a perceived positive function like vitamins, herbs and other nutrients. Our products are designed with this consumer demand in mind, also.

Supermarket and Natural Food Stores - More and more supermarkets, in order to compete with the growing natural food industry, have started including natural food sections. As a result of this trend, our products are now available in supermarkets throughout the United States. Supermarkets can require that we spend more advertising money and they sometimes require slotting fees. We continue to work to keep these fees reasonable. Slotting fees in the natural food section of the supermarket are generally not as expensive as in other areas of the store. See the “Business” section regarding supermarket marketing.

Beverage Packaging Changes - Beverage packaging has continued to innovate. There is an increase in the sophistication with respect to beverage packaging design. While we feel that our current core brands still compete on the level of packaging, we continue to experiment with new and novel packaging designs such as the 5-liter party keg and 750 ml champagne style bottles. We have further plans for other innovative packaging designs. See the business section for new product developments.

Cash Flow Requirements - Growth of our company will depend on the availability of additional capital infusions to finance. We have a financial history of losses and are dependent on non-banking sources of capital, which tend to be more expensive and charge higher interest rates. Any increase in costs of goods will further increase losses and will further tighten cash reserves. We feel that we could raise prices to offset this problem if it occurs. We haven’t increased our prices since inception and we feel that the market has been increasing in terms of beverage prices in the last ten years.

Packaging or Raw Material Price Increases - An increase in packaging or raw materials could be adverse to our cash flow and income. We have not had a significant increase in any of these costs for many years but the effect of the US dollar dropping in value with respect to other major world currencies and rising fuel prices could possibly increase costs of the raw materials and packaging making up the cost of goods manufactured. We continue to search for packaging and production alternatives to reduce our cost of goods.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our consolidated financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Trademark License and Trademarks. Trademark license and trademarks primarily represent the costs we pay for exclusive ownership of the Reed’s® trademark in connection with the manufacture, sale and distribution of beverages and water and non-beverage products. We also own the Virgil’s® trademark and the China Cola® trademark. In addition, we own a number of other trademarks in the United States as well as in a number of countries around the world. We account for theses items in accordance with SFAS No. 142, Goodwill, and Other Intangible Assets. Under the provisions of SFAS No. 142, we do not amortize indefinite-lived trademark licenses and trademarks.

In accordance with SFAS No. 142, we evaluate our non-amortizing trademark license and trademarks quarterly for impairment. We measure impairment by the amount that the carrying value exceeds the estimated fair value of the trademark license and trademarks. The fair value is calculated by reviewing net sales of the various beverages and applying industry multiples. Based on our quarterly impairment analysis the estimated fair values of trademark license and trademarks exceeded the carrying value and no impairments were identified during the years ended December 31, 2004 or 2003.

Long-Lived Assets. Our management regularly reviews property, equipment and other long-lived assets, including identifiable amortizing intangibles, for possible impairment. This review occurs quarterly or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Quarterly, or earlier, if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were identified during the years ended December 31, 2004 or 2003.

Management believes that the accounting estimate related to impairment of our long lived assets, including our trademark license and trademarks, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our consolidated balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and we expect they will continue to do so.

In estimating future revenues, we use internal budgets. Internal budgets are developed based on recent revenue data for existing product lines and planned timing of future introductions of new products and their impact on our future cash flows.

Advertising. We account for advertising production costs by expensing such production costs the first time the related advertising is run.

Accounts Receivable. We evaluate the collectibility of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount our management believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due trade accounts receivable outstanding.

Inventories. Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Income Taxes. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing, prudent, and feasible tax planning strategies, in assessing the value of our deferred tax assets. If our management determines that it is more likely than not that these assets will not be realized, we will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our management’s judgment. If our management subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

We do not believe that the adoption of the above recent pronouncements will have a material effect on our consolidated financial position or results of operations.

Results of Operations
Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

    Net sales increased by $103,996, or 6.1%, to $1,817,336 in the first three months of 2005 from $1,713,340 in the first three months of 2004. The net sales increase was primarily the result of sales growth of existing products (2.4%), and new products (3.7%). Existing product growth came from the Virgil’s Root Beer 12 ounce bottle sales (1.5%) and from the core Reed’s Ginger Brew products (0.9%) consisting of Reed’s Original, Reed’s Extra and Reed’s Premium Ginger Brew. While we keep limited data on the following, we believe these existing product sales increases were due to increased sales in existing outlets and the expansion of the number of outlets carrying these products. New product growth came from the 5-liter Virgil’s Root Beer party keg (2.8%) and from the new Virgil’s Cream Soda (0.9%). These new product launches did not employ any special promotional discounts above and beyond our normal promotional activity for any of our products. Sales of these new items have continued to be steady and growing.

     As a percentage of net sales, gross profit decreased to 18.2% in the first three months of 2005 from 23.9% in the first three months of 2004. This decrease was due to increased freight expenses (1.7%) due to higher fuel costs, increased customs expenses (0.5%) due to increased importations of products and packaging material, increased depreciation as a percentage of sales (0.5%) and increased promotional expenses (3.0%), reducing our net sales by reducing the amount charged for our products during promotions. We expect future quarters will benefit from these increased promotional expenses.

     Selling expenses increased by $148,900 or 107.7% to $287,145 in the first three months of 2005 from $138,245 in the first three months of 2004 and increased as a percentage of net sales to 15.8% in the first three months of 2005 from 8.1% in the first three months of 2004. The increase in selling expenses was primarily due to increased sales wages due to a larger sales force (a 44.1% increase). Other contributing factors were; more commissions due to increased number of outside sales brokers (7.2%), increased selling expenses due to the larger sales force (12.5%) and increased promotional expenses in the form of demos (36.5%). Selling expenses increased as we gear up for more aggressive growth with the expected public offering in the third quarter of this year. The rate of increase of our annualized selling expenses is not expected to continue. We will monitor our selling expenses in relation to our future realized sales and will make adjustments as management deems necessary.

     General and administrative expenses decreased by $19,861 or 8.5%, to $214,080 in the first three months of 2005 from $233,941 in the first three months of 2004 and decreased as a percentage of net sales to 11.8% in the first three months of 2005 from 13.6% in the first three months of 2004. The decrease in general and administrative expenses was primarily due to the shifting of some of our previously categorized general and administrative expenses to selling expense and cost of sales and not the result of specific action to reduce general and administrative expenses. The shifting of selling expenses became necessary as our sales force expanded. As our production facility became functional, we shifted certain costs previously categorized as general and administrative to cost of sales. Until product produced from our production facility was able to be sold, the costs associated with the facility were charged to general and administrative expenses. Likewise, certain costs which were categorized in 2004 as general and administrative were shifted to selling expenses in 2005 as it became clearer these costs were associated with selling efforts.

     Interest expense was $71,210 in the first three months of 2005, compared to interest expense of $59,939 in the first three months of 2004. We had higher interest expense in 2005 due to increased borrowing and an increase in the prime lending rate on our receivable line of credit with our lender, Bay Business Credit.

In summary, our net loss expanded in the first quarter of 2005, as compared to the first quarter of 2004, primarily due to reduced margins resulting from management’s decision to aggressively promote product growth, it anticipates will occur in future quarters, and to expand its sales forth to help promote revenue growth.

Twelve Months Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003

Net sales increased by $2,196,589, or 32.4%, to $8,978,365 in 2004 from $6,781,776 in 2003. The net sales increase was primarily the result of sales growth of existing products (13.5%), and new products (18.9%). Existing product growth came from the Virgil’s Root Beer 12 ounce bottle sales (5.6%) and from the core Reed’s Ginger Brew products (7.9%) consisting of Reed’s Original, Reed’s Extra and Reed’s Premium Ginger Brew. While we keep limited data on the following, we believe these existing product sales increases were due to increased sales in existing outlets and the expansion of the number of outlets carrying these products. New product growth came from the 5 liter Virgil’s Root Beer party keg (13.7%) and from the new Virgil’s Cream Soda (5.2%). These new product launches did not employ any special promotional discounts above and beyond our normal promotional activity for any of our products. Sales of these new items have continued to be steady and growing.

In 2004, we incurred $400,000 of promotional expenses due to deals offered by our sales force in the sale of our products. This represented about 4.3% of gross sales. In 2003, they were $240,000 and about 3.4% of gross sales. These deals are accounted for as a direct reduction of sales. These percentage rates are in line with our historical rates and we do not anticipate them changing significantly. These promotional expenses are monitored and kept in a certain range.

As a percentage of net sales, gross profit increased to 20.9% in 2004 from 19.5% in 2003. This increase was due to reduced ingredient expenses (0.2%), reduced warehouse expenses (0.3%) as a result of the West Coast brewery reducing the need for outside warehouse services, reduced depreciation as a percentage of sales (0.5%) and reduced production costs (2.2%) associated with savings generated from the West Coast brewery continuing to come on line. These increases were offset by higher freight costs (-1.8%) due to increased fuels costs being passed on to the company.

Selling expenses increased by $136,085 or 20.7% to $791,975 in 2004 from $655,890 in 2003 and decreased as a percentage of net sales to 8.7% in 2004 from 9.7% in 2003. The increase in selling expenses was primarily due to increased sales wages due to a larger sales force (19.5%) and more commissions due to increased number of outside sales brokers (18.7%) offset by reduced selling expenses (-8.4%) and reduced promotional expenses (-10.2%). Selling expenses reduced due to cheaper telephone services and increased coordination between the company’s two sales forces to reduce duplicity in travel needs. Promotional expenses reduced because the company reduced trade shows and advertising expenses. The focus of our marketing is shifting to more in store promotions and more direct selling than trade show selling.

General and administrative expenses increased by $316,277 or 41.7%, to $1,074,536 in 2004 from $758,258 in 2003 and increased as a percentage of net sales to 12.0% in 2004 from 11.2% in 2003. The increase in general and administrative expenses was primarily due to in to increased payroll expenses (23.1%) due to a larger staff to handle the increased business, increased transportation expenses (17.3%) due to the expansion of the local direct distribution, increased depreciation expenses (9.0%) due to equipment being used for local distribution, increased tax expenses (10.1%) due to the company paying state franchise taxes for two years. The remaining expense increases (40.5%) were spread evenly over the other expenses categories and were a direct result of the increased sales during 2004.

Legal Defense costs for 2004 were $80,156. These expenses were pursuant defense versus a lawsuit brought against us by a consultant alleging funds due him from us. We mounted a successful defense in this action. We filed a post trial motion for attorney fees and costs and were awarded $64,895. The case is in appeal and we project that we may incur additional legal expenses up to $35, 000 over the next 12 months in pursuit of further defense in this case.

Interest expense was $250,738 in 2003, compared to interest expense of $255,033 in 2004. We had slightly higher interest expense in 2004 due to increased borrowing on our receivable line of credit with our lender, Bay Business Credit.

In addition, in 2003, we expensed $426,546 for a public offering of our common stock, which offering was withdrawn. We filed the registration statement for the offering on October 25, 2001; it became effective on December 31, 2002; it was withdrawn on March 26, 2003. We did not complete the offering. We had a nine-month window to sell shares and because the initial stock sales were slow and the stock market was depressed due to the Iraq war we withdrew the offering.

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Liquidity and Capital Resources

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution, and cash generated from operations.

As of March 31, 2005, we had a working capital deficit of $1,028,559, compared to a working capital deficit of $593,450 as of December 31, 2004. This increase in our working capital deficit was primarily attributable to losses from operations, a decrease in accounts receivable, an increase in accounts payable and an increase in accrued expenses.

     As of March 31, 2005, cash was $33,160, compared to $42,488 as of December 31, 2004. Net cash provided by operating activities was approximately $135,465 for the three months ended March 31, 2005. This amount arose from cash collections on accounts receivable an increase accounts payable and accrued expenses, offset with our loss from operations.

We used $37,001 in investing activities for the three months ended March 31, 2005, primarily for the purchase of equipment for our West Coast Brewery.

Cash flow used in financing activities was $107,792 for the three months ended March 31, 2005 as a result of a pay-off of one of our non-related party unsecured loans and an increase in our deferred offering expenses.

     We do not have any current material commitments for capital expenditures.

     On June 25, 2005, we changed our primary lender. As a result we have increased our revolving line of credit availability from $1,100,00 to $1,910,000. In addition, long term debt financing with our previous lender has been refinanced with our new lender. We were successful in securing these credit facilities at an interest rate of Prime plus 2.75% as opposed to interest rates with our pervious lender which ranged from Prime plus 9% to Prime plus 12%.

     This revolving line of credit is secured by all of our assets, including real estate, accounts receivable, inventory, trademarks and other intellectual property and equipment. The credit facility does not impose any financial covenants on us.

During the next six months, we expect to reduce our raw materials inventory by approximately $150,000. We built up this inventory by purchasing beverage bottles in a foreclosure proceeding of an unrelated party.

Inflation

Although management expects that our operations will be influenced by general economic conditions, we do not believe that inflation has a material effect on our results of operations.

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BUSINESS

Background

We are a growing developer, manufacturer, marketer, and seller of New Age beverages, as well as candies and ice creams. New Age beverages is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks, and water.

     We currently offer 14 beverages, including six varieties of Reed’s Ginger Brews, Virgil’s Root Beer and Cream Soda, China Cola and Cherry China Cola, and four varieties of a new line of non-carbonated ginger brews called Reed’s Ginger Juice Brews. Our recent products include Reed’s Crystallized Ginger Candy, Reed’s Crystallized Ginger Baking Bits, Reed’s Ginger Candy Chews, Reed’s Original Ginger Ice Cream, Reed’s Chocolate Ginger Ice Cream, and Reed’s Green Tea Ginger Ice Cream.

We sell the majority of our products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Canada. Historically, most of our beverages were sold in the natural food industry.

Our current business strategy is to maintain a firm marketing focus in the natural food marketplace while building a national direct sales and distribution force to take our proven products into mainstream market and distribution channels. Key elements of our business strategy include:

Key elements of our business strategy include:

•	increased direct sales and distribution;
•	increased store placement in mass market;
•	strong national distributor relationships;
•	stimulating strong consumer demand for our existing brands and products;
•	developing additional unique alternative beverage brands and other products; and
•	specialty packaging like our 5-liter party kegs, our ceramic swing-lid bottle and our 750 ml. champagne bottle.

Our current sales efforts are focused in three areas. Our first area of focus is sales to natural and specialty food stores in the United States and, to a lesser degree, Canada, through our regional sales people in conjunction with regional food brokerage organizations. The second area of focus is our local direct store distribution program, using Company-owned trucks and drivers to service a majority of our retail accounts in southern California. The third area of focus is our direct sales effort that sells directly to large retailers and mainstream beverage distributors. We believe that all three sales efforts are contributing to our growth. We intend to continue to expand our sales personnel in each of these three sales efforts.

We are developing new packaging options of our most successful products. These new packaging options are 750 ml. champagne bottle versions, European swing lid-style bottles, and 5-liter party kegs. These new packaging options are being utilized in all three sales efforts.

We create consumer demand for our products in the following ways: we support sampling programs of our products that sample approximately 30,000 people a week, we generate free press through our in house public relations, we advertise in national magazines targeting our customers, we maintain a company website and we participate in large public events as sponsors.

In addition, our Brewery recently started contracting, or co-packing, production for other companies’ products, although this is a small part of our business. We do not maintain product recall insurance at the Brewery. Generally, we believe that we maintain adequate insurance coverage for our business as it is currently conducted.

Our business expansion plans are contingent to a great extent by the success of this offering. If all or most of the shares being offered hereby are sold, we will be able to increase substantially our marketing, advertising and distribution, as well as the number of products we offer. If only a smaller number of shares are sold, we will need to expand at a much slower rate.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is (310) 217-9400. Our Internet address is www.reedsgingerbrew.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

We incorporated in 1991 in Florida as Original Beverage Corporation. In October 2001, we changed our state of incorporation to Delaware and also changed our name to Reed’s, Inc.

Historical Development

In June 1987, Christopher J. Reed, our founder and CEO, began development of Reed’s Original Ginger Brew, his first beverage creation. After two years of development, it was ready for market in June 1989. Initial sales were in 11 southern California stores.

By 1990, we brought on the next three natural food distributors. Production moved to a larger facility in Boulder, Colorado. In 1991, we moved all of our production to our co-pack facility in Pennsylvania. We began exhibiting at the national natural and specialty food trade shows, which brought national distribution in natural, gourmet and specialty foods and the signing of our first mainstream supermarket distributor. Sales topped $500,000.

Also in 1991, the United States National Association of the Specialty Food Trade, or NASFT, and the Canadian Fancy Food Association, or CFFA, both gave us top honors as a new product that year. CFFA awarded us “Best Imported Food Product” at their annual show and Original Ginger Brew was a NASFT “Outstanding Beverage Finalist” in the United States.

Throughout the 1990’s, we continued to develop and launch new ginger brew varieties. Reed’s Ginger Brews reached broad placement in natural foods stores nationwide. The major natural food distributors and many specialty food and mainstream beverage distributors started carrying our beverages. In 1997, we began licensing the products of China Cola. In addition, we launched Reed’s Crystallized Ginger Candy. We have the candy manufactured in Fiji under a proprietary, natural, non-sulfured process.

In 1999, we purchased the Virgil’s Root Beer brand from Crowley Beverage Company. The brand has won numerous gourmet awards. Because the Virgil’s brand is partially produced under our auspices in Europe, this purchase also secured our entry into the European Union for our entire line of products.

In connection with our acquisition of China Cola in 2000, we agreed to pay the seller royalties equal to $0.75 per case sold. The minimum payments per agreement year were $18,750 and the royalties expired on July 1, 2002.

Also in 2000, we launched Reed’s Original Ginger Ice Cream and two more products: Reed’s Cherry Ginger Brew and a beautiful designer 10-ounce gift tin of our Reed’s Crystallized Ginger Candy. In December 2000, we acquired China Cola. Our sales broke through the $5 million level, reaching $5.7 million that year.

In December 2000, we also purchased an 18,000 square foot warehouse property, the Brewery, to house our West Coast production facility. The Brewery now also houses our executive offices and serves as our southern California warehouse facility.

In 2001, we saw the national launch of Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream. We also expanded our confectionary line with two new candy products: Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Candy Chews.

In 2002, we launched our Reed’s Ginger Juice Brew line, with four flavors of organic juice blends. In November, we completed our first test runs of Reed’s and Virgil’s products at the new Brewery and in January 2003, our first commercially available products came off the Los Angeles line.

We filed a registration statement on Form SB-2 offering 3,000,000 shares at $6.00 through Blue Bay Capital Corp., which was declared effective by the SEC on December 31, 2002. We withdrew that Registration Statement in March 2003 in response to our analysis of capital market conditions in the economic climate surrounding the 2003 Iraq War. We collected $11,160; all moneys collected were returned.

We launched our own direct distribution in Los Angeles in April 2003. In its first year, it has successfully opened hundreds of new accounts in stores that represent a completely new phase of expansion for our sales and distribution of our products. These include successes in industrial foodservice, hospitals, motion picture studios, local “mom and pop” groceries and mainstream supermarket chains, both large and small. In November, we launched the 5-liter Virgil’s party keg and sales for that single SKU reached $120,000 in the first month. This was due to large, initial orders from Costco Club stores in San Diego, Arizona, New England, and Texas. Market expansion in this area continues to accelerate.

In 2004, we launched Virgil’s Cream Soda, draught Virgil’s Root Beer, and draught Cream Soda from the Brewery, with installations at the Getty Center in Los Angeles, Fox Studios and other locations around Los Angeles. In May, our local southern California direct sales effort landed direct distribution of our products into Ralph’s supermarkets. In October 2004, we launched our two newest products: Virgil’s Cream Soda in a 5-liter keg and Reed’s Spiced Apple Brew in a 750 ml. champagne bottle.

Industry Overview

Our beverages are classified as New Age beverages, a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. In just four years, manufacturers’ sales of New Age beverages ballooned from $8 billion in 1998 to more than $13 billion in 2002. This represents an average growth of more than 11% per year. In 2004, dollar sales are expected to reach $15 billion, reflecting average growth of 7.4% from 2002. Estimates are that sales will reach more than $18 billion by 2008. (Source: Business Trends Analysts) The Alternative Beverage category is a small portion of the non-alcoholic beverage market, which has annual sales in excess of $80 billion.

The candy industry in the United States exceeds $23 billion in sales annually in 2003, of which approximately 40% is non-chocolate candy. The average American consumes over 25 pounds of candy per year. (Source: National Confectioners Association)

The ice cream industry in the United States generates more than $20 billion in annual sales in 2003. (Source: International Dairy Foods Association and the United States Dairy Association) The packaged ice cream industry includes economy, regular, premium, and super-premium products.

Super-premium ice cream such as Reed’s Ginger Ice Creams is generally characterized by a greater richness and density than other kinds of ice cream. This higher quality ice cream generally costs more than other kinds and is usually marketed by emphasizing quality, flavor selection, texture and brand image. Based on supermarket sales, super-premium sales in the United States were $700 million in 2003, or approximately 3.5% of all ice cream sales. (Source: AC Nielsen Scan Trak) The highest supermarket sales increases in 2003 were seen by the premium and super-premium higher fat varieties. Sales of super-premium ice cream grew by more than 12% in 2003 over 2002. (Source: International Dairy Foods Association)

Our Products

We currently manufacture and sell 14 beverages, two candies, and three ice creams. We make all of our products using premium all-natural ingredients. According to Spence Information Services (SPINS), which is the only sales information service catering to the natural food trade; Reed’s Brews and Virgil’s Root Beer currently hold three of the top ten positions based on dollar sales among all beverages in the natural foods industry with Reed’s Extra Ginger Brew holding the number 1 position. Our products include:

Beverages

Reed’s Ginger Brews

Why ginger? We have found friends and advocates among alternative, holistic, naturopathic, and homeopathic medical practitioners, dieticians and medical doctors. This is because our beverages contain a high volume of ginger. A number of practitioners have contacted us of their own accord, telling us of their habit of recommending Reed’s Extra Ginger Brew for their patients as a simple way to ingest a known level of ginger. Reed’s Ginger Brews contain between eight and 26 grams of fresh ginger in every 12-ounce bottle.

While we make no claim as to any medical or therapeutic benefits of our products, among the applications frequently cited in third-party medical studies on ginger are:

•	Recommended use for prevention and relief of motion sickness,
•	A preferred alternative to aspirin in heart attack prevention,
•	A safe and effective alternative to pharmaceutical anti-ulcer drugs,
•	Anti-inflammatory treatment for arthritis,
•	Treatment for a variety of digestive disorders, including both constipation and diarrhea,
•	Natural therapy for menstrual discomfort, nausea, colds and influenza, and
•	Anti-cancer properties
•	References:
o	University of Minnesota Press and ePress (October, 2003),
o	Vegetarian Times (Jan. 2004),
o	Hormel Institute of Phoenix, AZ (Jan. 2004),
o	Common Spice Or Wonder Drug (Herbal Free Press, 1993)

The United States Food and Drugs Administration (FDA) include Ginger on their GRAS (generally recognized as safe) list, however, neither the FDA nor any other government agency officially endorses or recommends the use of ginger as a dietary supplement.

Ginger ale is the oldest known soft drink. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices, and fruits. These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties. Reed’s Brews are a revival of this home brewing art and we make them with care and attention to wholesomeness and quality, using the finest fresh herbs, roots, spices, and fruits. Our expert brew masters brew each batch and age it with great pride.

We believe that Reed’s Ginger Brews are unique in their kettle brewed origin among all mass-marketed soft drinks. We use no refined sugars as sweeteners. Our products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation, and coloring. Reed’s Ginger Brews present 20% less sweetness, for greater adult appeal. Instead of using injected-based carbonation, we produce our carbonation naturally, through slower, beer-oriented techniques. This process produces smaller, longer lasting bubbles that do not dissipate rapidly when the bottle is opened. We do not add coloring. The color of our products comes naturally from herbs, fruits, spices, roots and juices.

In addition, since Reed’s Brews are pasteurized, they do not require or contain any preservatives. In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water, and highly refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters, and filling systems. The final product is generally cold-filled and requires preservatives for stability. Colors are added that are either natural, although highly processed, or artificial.

We currently manufacture and sell six varieties of Reed’s Ginger Brews:

Reed’s Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using 17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs, and spices. Reed’s Original Ginger Brew is 20% fruit juice.

Reed’s Extra Ginger Brew is the same approximate recipe, with 26 grams of fresh ginger root for a stronger bite. Reed’s Extra Ginger Brew is 20% fruit juice.

Reed’s Premium Ginger Brew is the no-fructose version of Reed’s Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed’s Premium Ginger Brew is 20% fruit juice.

Reed’s Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice, and lime. It is 20% raspberry juice and is sweetened with fruit juice and fructose.

Reed’s Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice, and such apple pie spices as cinnamon, cloves, and allspice. Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

Reed’s Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from: filtered water, fructose, fresh ginger root, cherry juice from concentrate, and spices. Reed’s Cherry Ginger Brew is 22% cherry juice.

All six of Reed’s Ginger Brews are offered in 12-ounce bottles and are sold in stores as singles, in four-packs and in 24-bottle cases. Reed’s Original Ginger Brew is sold in select Costco stores in a special 12-pack. Reed’s Spiced Apple Brew is now available in a 750 ml. champagne bottle.

Virgil’s Root Beer

     Over the years, Virgil’s has won numerous awards and has a reputation among many as one of the best root beers made anywhere. Virgil’s Root Beer won the “Outstanding Beverage” award at NASFT’s International Fancy Food and Confection Show three times, in 1994, 1996 and 1997. Bon Apetít magazine has also named Virgil’s Root Beer “Best Beverage.” Originally brewed in the north of England, Virgil’s is now produced in the United States and Germany.

     Virgil’s is a premium root beer. We use these all-natural ingredients:

•	Filtered water
•	Unbleached cane sugar
•	Anise from Spain
•	Licorice from France
•	Bourbon vanilla from Madagascar
•	Cinnamon from Sri Lanka
•	Clove from Indonesia
•	Wintergreen from China
•	Sweet birch and molasses from the southern United States
•	Nutmeg from Indonesia
•	Pimento berry oil from Jamaica
•	Balsam oil from Peru, and
•	Cassia oil from China

We collect these ingredients worldwide and gather them together at the brewing and bottling facilities we use in the United States and Germany. At the breweries, we combine and brew these ingredients under strict specifications and finally heat-pasteurize Virgil’s Root Beer, to ensure quality.

We sell Virgil’s Root Beer in three packaging styles: 12-ounce bottles in a four-pack, a special ceramic-swing-lid Grolsch Beer-style pint bottle, and a 5-liter self-tapping party keg. We now make Virgil’s available in draught “pony kegs” as well.

Virgil’s Cream Soda

We launched Virgil’s Cream Soda in January 2004 and initial sales have been strong. We make this product with the same attention to quality that makes Virgil’s Root Beer so popular.

Virgil’s Cream Soda is a gourmet cream soda. We use these all-natural ingredients:

•	Filtered water
•	Unbleached cane sugar
•	Bourbon vanilla from Madagascar

We brew Virgil’s Cream Soda the same way we brew Virgil’s Root Beer.

Virgil’s Cream Soda is currently being sold in 12-ounce long neck bottles in colorful 4-packs and a 5-liter party keg version. We offer Virgil’s Cream Soda in our draught format as well.

China Cola

We consider China Cola to be the best tasting and most natural cola in the world. Now sweetened with raw cane, we restored China Cola to its original delicious blend of imported Chinese herbs, essential oils, and natural spices. China Cola contains no caffeine. It comes in two varieties, Original China Cola and Cherry China Cola.

Original China Cola is made from:

•	filtered water,
•	raw cane sugar,
•	Szechwan peony root,
•	cassia bark,
•	Malaysian vanilla,
•	oils of lemon,
•	oil of lime,
•	oil of orange,
•	nutmeg,
•	clove,
•	licorice,
•	cardamom,
•	caramel color,
•	citric acid and
•	phosphoric acid

Cherry China Cola is made from the same ingredients as Original China Cola, with the addition of natural cherry flavor.

China Cola and Cherry China Cola sell as singles, in four-packs and in 24-bottle cases.

Reed’s Ginger Juice Brews

In May 2002, we launched a new line of ginger brews called Reed’s Ginger Juice Brews. They are 100% juice products that are non-carbonated and brewed from organic fresh ginger root and sweetened with organic juices. We did this in part in response to a strong trend we have seen toward organic ingredients and non-carbonated beverages in the marketplace. We wanted to extend our ginger brew line and believe that these new flavors will cater to the growing market for organic non-carbonated beverages.

All four of our Reed’s Ginger Juice Brews start with:
filtered water,
•	organic fresh ginger root, and
•	organic white grape juice from concentrate.

Reed’s Lemon Guava Ginger Juice Brew adds:
•	guava juice from concentrate, and
•	lemon juice from concentrate.

Reed’s Strawberry Kiwi Ginger Juice Brew adds:
•	organic strawberry juice from concentrate, and
•	organic kiwi juice from concentrate.

Pineapple Orange Ginger Juice Brew adds:
•	organic pineapple juice from concentrate,
•	organic orange juice from concentrate, and
•	organic lime juice from concentrate.

Reed’s Cranberry Raspberry Ginger Juice Brew adds:
•	cranberry juice from concentrate, and
•	organic raspberry juice from concentrate

Reed’s Ginger Juice Brews drinks come in a 16-ounce juice bottle as singles or in cases of 12 and 24 bottles.

Malibu Teaz

Under a license agreement, we previously sold six different types of Malibu Teaz, a line of organic ready-to-drink teas and sweeteners. Under the license agreement, profits were split equally between Malibu Teaz and us. In 2002, we entered into discussions to purchase Malibu Teaz but no agreement was reached. At the end of 2002, we decided not to renew the license and we stopped selling Malibu Teaz products.

Reed’s Ginger Candies

Reed’s Crystallized Ginger Candy

Reed’s Crystallized Ginger was the first crystallized ginger on the market in the United States to be sweetened with raw cane instead of refined white sugar. Reed’s Crystallized Ginger is custom-made for us in Fiji.

The process is an ancient one that has not changed much over time. After harvesting baby ginger (the most tender kind), the root is diced and then steeped in large vats filled with simmering raw cane syrup. Steeping for several days, the ginger is then removed and allowed to crystallize into soft, delicious nuggets. Many peoples of the islands have long enjoyed these treats for health and pleasure.

We sell this product in 3.5-ounce bags, 10-ounce enameled, rolled steel gift tins, 16-ounce re-sealable Mylar bags, and in bulk. We also sell Reed’s Crystallized Ginger Baking Bits in bulk.

Reed’s Ginger Candy Chews

For more than 100 years, residents of Southeast Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. Individually wrapped, ten to a ‘Lucky Strike’ style soft-pack, Reed’s has taken them a step further, adding more ginger, using no gelatin (vegan-friendly) and making them slightly easier to unwrap than their Asian counterparts.

Reed’s Ginger Candy Chews are made for us in Indonesia from sugar, maltose (malt sugar), ginger, and tapioca starch.

We sell Reed’s Ginger Candy Chews individually wrapped in soft-packs of ten candies and as individually wrapped loose pieces in bulk.

Reed’s Ginger Ice Creams

We make Reed’s Ginger Ice Creams with 100% natural ingredients, using the finest hormone-free cream and milk. We combine fresh milk and cream with the finest natural ginger puree, Reed’s Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed’s signature spicy-sweet bite. Our ice creams are made for us, according to our own recipes, at a dairy in upstate New York. The three Reed’s Ginger Ice Creams are:

Reed’s Original Ginger Ice Cream made from milk, cream, raw cane sugar, Reed’s Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum)
Chocolate Ginger Ice Cream made from milk, cream, raw cane sugar, finest Belgian Cocoa (used to make Belgian Chocolate), Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian Cocoa, soy lecithin and real vanilla), ginger puree, and guar gum (a natural vegetable gum) creating the ultimate chocolate ginger ice cream.

Reed’s Green Tea Ginger Ice Cream made from milk, cream, the finest Green Tea, raw cane sugar, ginger puree, Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) creating the ultimate green tea ginger ice cream.

We sell Reed’s Ginger Ice Creams in pint containers and cases of eight pints. We plan to supply Reed’s Ginger Ice Creams in foodservice volume packaging as well.

New Product Development

We plan to continue expanding the Reed’s Ginger Brew, Reed’s Ginger Juice Brew, Reed’s Ginger Ice Cream, and Reed’s Ginger Candy product lines. Other Reed’s Ginger Product concepts and lines are under consideration. We also plan to expand the Virgil’s product line into additional new flavors and packaging styles.

Among the advantages of our owned and self-operated Brewery are the flexibility to try innovative packaging and the capability to experiment inexpensively with new product flavors with little risk to our operations or capital. For example, to the best of our knowledge, our Brewery is the first plant mass-producing swing-lid bottled soft drinks in North America; we will soon produce several of our beverages in one-liter swing-lid bottles. Our Spiced Apple Brew is now available in a 750 ml. champagne bottle and other products are planned to be available with this packaging in the near future.

Currently, we sell a half-liter Virgil’s Root Beer swing-lid bottle that is made for us in Europe. The new one-liter bottles will be filled at the Brewery, allowing us to provide a greater amount of product at a substantially lower price. We have received preliminary interest from several large national supermarket chains for this product.

Although we are always working on new products and designs, research and development expenses in the last two years have been nominal. We do not expect any significant increases in research and development expenses.

Manufacture of Our Products

At this time, we produce our carbonated beverages at two facilities. Our Brewery in Los Angeles handles the western half of the United States and we have a contract with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania for the eastern United States. The current two-year term of the agreement expires on May 31, 2005 and renews automatically for successive two-year terms unless terminated by either party. The co-pack facility assembles our products and charges us a fee, generally by the case, for the products they produce.

Our Ginger Juice Brews are co-packed at H.A. Ryder for us in Northern California. We supply all the ingredients and packaging. The co-pack facility assembles our products and charges us a fee, by the case. Our ice creams are co-packed for us at Ronnybrooke dairy in upstate New York. We supply all the flavor additions and packaging and the dairy supplies the ice cream base. The co-pack facility assembles our products and charges us a fee, by the unit produced for us. We have half-liter swing-lid bottles of our Virgil’s Root Beer line co-packed for us at the Hofmark brewery in southern Germany. The co-pack facility assembles our products and charges us a fee by the unit they produce for us. We do not have written contracts with H.A Ryder, Ronnybrooke Dairy or the German co-pack facility.

We follow a ‘fill as needed’ manufacturing model to the best of our ability and we have no significant backlog of orders.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Reed’s Crystallized Ginger is made to our specifications in Fiji. Reed’s Ginger Candy Chews are made to our specifications in Indonesia, and we repackage them at the Brewery in Los Angeles.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of insurance against a major supply constriction or calamity.

We believe that as we continue to grow, we will be able to keep up with increased production demands. We believe that the Brewery has ample capacity to handle increased West Coast business. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product that is repackaged at the Brewery.

Our Primary Markets

We target a niche in the soft drink industry known as New Age beverages. The soft drink industry generally characterizes New Age Beverages as being made more naturally, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations. The New Age Beverage segment of our industry has grown from $620 million in annual sales in 1989 to over $15 billion in estimated annual revenues in 2004 (Source: Business Trend Analysts).

The New Age beverage segment is highly fragmented and includes such players as SoBe (acquired by PepsiCo), Snapple (acquired by Cadbury Schweppes in 2000), Arizona (2003 revenues over $200 million), Hansen’s (2003 revenues over $110 million) and Jones Sodas (2003 revenues over $23 million), among others. (Sources: BevNet, Beverage World, Yahoo Finance, and company filings made with the SEC.) These brands have the advantage of being seen widely in the national market and being commonly well known for years through well-funded ad campaigns. Despite our products’ having a higher price, no mass media advertising and a relatively small presence in the mainstream market compared to many of our competitors, we believe that results to date demonstrate that Reed’s Ginger Brews and Virgil’s sodas are holding up well among these significantly larger brands. See “Business — Competition.”

We sell the majority of our products in natural food stores, gourmet shops, and supermarket chains, primarily in the United States and, to a lesser degree, in Canada. In addition, we increasingly sell our products in restaurants, delicatessens, neighborhood grocery markets, movie studios, hospitals and industrial foodservice locations.

Natural Foods

We believe that our products have achieved a leading position in their niche in the fast-growing natural food industry. According to May 2001 data from the Spence Information Service, a Nielson Company, or SPINS, our top-selling items are in over 90% of natural food stores in the United States. The last time we purchased natural foods sales ratings surveys by SPINS, in 2001, we also found three of our SKUs leading the top five and five of our SKUs in the top ten based on sales.

With the advent of large chains like Whole Foods and Wild Oats and specialty merchants like Trader Joe’s, the natural foods segment continues to grow each year in direct competition with the mainstream grocery trade.

Mainstream Supermarkets

Our products are currently placed in approximately 110 Safeway stores in Oregon and all 130 Raley’s stores in Northern California. Safeway and Raley’s data show Reed’s Ginger Brews, with minimal advertising and promotions, performs in the “middle of the pack” of highly advertised national brands in the New Age Beverage segment of the market.

We intend to build on this success by placing Reed’s, Virgil’s and the rest of our lines in the New Age section of as many of the nation’s 35,000 supermarkets as possible.

Our products are currently in supermarkets throughout the United States and Western Canada, including the following:

Supermarket Chain	Location
Acme	Pennsylvania
AJ’s	Arizona
Albertson’s	Texas, Florida & California
A&P	Northeast
Bashas	Arizona
Bi-Lo	South Carolina
Big Save	Hawaii
Bristol Farms	Southern California
Bruno’s	Alabama
Byerly’s	Minnesota
Clemens Family Markets	Pennsylvania
Costco	National
Dierbergs Markets	Missouri
Dominick’s Finer Foods	Illinois
Foodarama	New England
Food Emporium	New York
Food Lion	North Carolina and Virginia
Fred Meyers	Northwestern U.S.
The Fresh Market	North Carolina
Gelson’s	Southern California
Giant Eagle	Pennsylvania
Giant Food	Maryland
Hannaford Bros.	Maine
Harris Teeter	North Carolina
HEB	Texas
Henry’s	San Diego
Hy-Vee	Iowa
Ingles Markets	Southeast
Jewel-Osco	Illinois
Kash n Karry (Sweetbay)	Florida
King Kullen	New York
Kroger	Various
Larry’s Markets	Seattle
Lowe’s Food Stores	North and South Carolina
Meijers	Michigan
Overwaitea/Save-On Foods	Western Canada
Patrini’s	San Francisco
Pavilion’s	Southern California
Publix	Florida
Quality Food Centers	Northwestern U.S.
Raley’s/Nob Hill	Northern California
Ralph’s	Southern California
Ramey’s/Price Cutter	Missouri
Randall’s	Houston
Rice’s	Houston
Safeway	National and Western Canada
Sam’s Club	National
Schnuck’s Markets	Missouri
Sentry Foods	Milwaukee
Shaw’s Supermarkets	Massachusetts
Smith’s	Utah
Stater Brothers	California
Stop and Shop	Massachusetts
Super Fresh	Philadelphia
Thriftway	Pacific Northwest
Tops Markets	New York
Trader Joe’s	National
Treasure Island	Chicago
Vons	Southern California
Wegman’s	New York
Whole Foods Markets	National
Winn-Dixie	New Orleans

Supermarkets, particularly supermarket chains and prominent local supermarkets, often impose slotting fees before permitting new product placements in their store or chain. These fees can be structured to be paid one-time only or in installments. We pursue broad-based slotting in supermarket chains throughout the United States and, to a lesser degree, in Canada. However, our direct sales team in southern California and our national sales management team have been able to place our products without having to pay slotting fees much of the time. However, when we have to pay slotting fees for new placement, the slotting fee normally costs between $10 and $100 per store per new item placed. We intend to use a portion of the net proceeds of this offering to pay slotting fees. See “Use of Proceeds.”

Foodservice

On-premise (restaurant) activity in commercial and non-commercial locations is an increasing component of total beverage sales. In recognition of this trend, we market aggressively to industrial cafeterias, bars, and restaurants. Placement of our products in stadiums, sports arenas, concert halls, theatres, and other cultural centers is another long-term marketing priority. In addition, we plan to seek placement of our ice creams in restaurants nationwide.

International Sales

A limited market has developed for our products in Europe and Asia, with increasing activity from our distributor in the Netherlands and increasing purchases by a Japanese marketer. Sales outside of North America currently represent less than 1% of our total sales. Sales in Canada represent about 1.3% of our total sales.

The European Union is an open market for Reed’s with access to that market due in part to the ongoing production of Virgil’s Special Extra Nutmeg Root Beer in Germany. Reaction to the Reed’s brands at Natural Products Exposition Europe in June 2000 was very positive. In October 2003, in Cologne, Germany at ANUGA, one of the world’s largest food shows, our products experienced a broad, positive reception. We have already had some success in selling our products in Europe through a master distributor in Amsterdam and sub-distributors in the Netherlands, Denmark, the United Kingdom, and Spain. We are currently negotiating with a Dutch company in Amsterdam for wider European distribution.

American Trading Corp. in Japan orders our products on a regular basis for distribution in Japan. We are holding preliminary discussions with other trading companies and import/ export companies for the distribution of our products throughout Japan, China and the rest of Asia. We believe that these areas are a natural fit for Reed’s ginger products, because of the importance of ginger in Asian diet and nutrition.

Distribution, Sales and Marketing

We currently have a national network of natural and specialty food distributors in the United States and Canada. We also have mainstream beverage distributors in select markets. In southern California, we have our own direct distribution in addition to other local distributors.

We plan to expand our direct distribution into other markets. In addition, where a market does not support or lend itself to direct distribution, we intend to enlist local mainstream beverage distributors to carry our products.

We plan to use a significant portion of the proceeds of this offering toward hiring the additional sales people needed to support both the expansion of our existing direct distribution and to grow sales through mainstream distributors. See “Use of Proceeds.”

Other New Age beverages employed this model for growth in their early years before being acquired by large beverage concerns. Snapple, SoBe, Arizona Teas, and Energy Brands had or have large dedicated sales forces supporting extensive networks of beverage distributors. A few New Age beverage companies have put in place their own direct distribution, such as Odwala and Fresh Samantha. Which model we ultimately favor will depend on results in the marketplace. We anticipate using a hybrid of both distribution strategies.

We currently maintain two separate sales organizations, one of which handles natural food sales and the other of which handles mainstream sales. Both sales forces consist of sales managers and sales representatives. The natural food sales force works mainly in the natural and gourmet food stores serviced by natural and gourmet distributors. Representatives are responsible for the accounts in their territory and they stay on a focused schedule of visits to maintain store and distributor relationships. In the future, we intend to integrate both our distribution and sales forces.

     It is the job of the in-house sales representative to merchandize existing products, to run promotions and to introduce new items. The sales manager is responsible for the distributor relationships and larger chain accounts that require headquarter sales visits in addition to managing the sales representatives. We sell directly to our distributors, who in turn sell to retail stores. Our representatives maintain the pipeline flow of our products from our distributors (our direct customers), to the

We currently have two sales representatives working alongside our mainstream distributors. Based upon their results, we anticipate expanding the number of direct hired sales representatives to work along side our mainstream distributors. In addition, we have three sales representatives working with our southern California direct distribution services. Based on their results, we plan rapidly to hire more of these representatives.

We are placing vending machines, in-store draught displays, which we call Kegerators, and fully branded coolers in our retail establishments.

We also offer our products and promotional merchandise directly to consumers via the Internet through our website, www.reedsgingerbrew.com.

One of the main goals of our sales and marketing efforts is to increase the number of sales people and distributors focused on growing our brands. Our increased efforts in marketing also will require us to hire additional sales representatives, and lease additional equipment for Kegerators and coolers. See “Use of Proceeds.” We anticipate that as our sales force grows that additional office support in accounting, production and purchasing will be required.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising, and trade show exhibition. These distributors, who may also have relationships with our competitors, include natural food, gourmet food, and mainstream distributors. Direct contact with the distributors is by in-house sales representatives. In limited markets, where direct representation is too costly, we utilize food brokers and outside representatives.

Marketing to Retail Stores

We market to stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces, and direct contact with the store. For our direct contact, we have sales representatives and brokers who visit stores to sell directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses. We intend to use a portion of the net proceeds of this offering to expand our direct sales force. See “Use of Proceeds.”

Direct Sales and Distribution

In June 2003, we started Direct Sales and Distribution (DSD) to stores in southern California, using a direct hired sales team and Company owned delivery trucks. Our sales representatives work closely with our new route drivers and with distributors in areas farther away from our West Coast Brewery in Los Angeles. This effort has increased our product distribution. Early efforts are producing very encouraging results including placement in most of the supermarkets in southern California and other mainstream accounts.

While we do not break out sales figures on a regional basis, we can reasonably estimate that Southern California sales traditionally represent about $1 million per annum. The initial indication from our Southern California DSD team suggests that this amount will increase. The local effort is currently selling at about $50,000 per month at the end of year 2004 and at the end of year 2003 the sales were averaging around $15,000 per month. This is mostly new business and outside our existing markets.

     These new direct-distribution accounts also include retail locations up and down the street, including many new independent supermarkets, "Mom and Pop" markets, Japanese, Korean, Chinese, and Thai markets, foodservice, and delis, among others. In addition, direct distribution facilitates our new placements at hospitals, the Getty Center in Los Angeles, Fox Studios and other cultural and institutional accounts.

In-Store Draught Displays

As part of our new direct distribution, we have started to offer in-store draught displays, or Kegerators. While we believe that packaging is an important part of making successful products, we also believe that our products themselves need to be exceptional to survive in today’s marketplace. Our Kegerator is an unattended, in-store draught display that allows a consumer to sample our products at an extremely low cost per demonstration. Stores offer premium locations for these new, and we believe unique, draught displays. Our product sales in most of these stores have increased significantly from the exposure of the premium locations and product taste trials. We intend to use a portion of the net proceeds of this offering to increase the number of Kegerators we place in stores. See “Use of Proceeds.”

Marketing to Consumers

We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as “Vegetarian Times” and “New Age” magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

New On-Draught Business

Our West Coast Brewery has initiated an on-draught program. The first draught location we have installed is at Fox Studios commissaries and restaurants. Sales have exceeded our expectations and Fox has asked for more installations. Currently, we are serving Virgil’s Root Beer, Virgil’s Cream Soda, and Reed’s Extra Ginger Brew on draught. In addition, all of our other carbonated drinks are available in draught format. We have informal commitments from 50 or more locations in southern California, without having made a large marketing effort in this direction.

Vending Machines

To our knowledge, no other independent soft drink manufacturers, other than Coca-Cola and PepsiCo, have placed fully branded, back lit vending machines nationwide. We believe we are the first natural soft drink manufacturer to create its own fully branded, backlit vending machine. We lease the vending machines and then modify them to our specifications. Over the next few years, we intend to expand direct consumer distribution through placement of these branded vending machines in additional locations in the United States and, to a lesser degree, in Canada. The cost to lease the vending machines is relatively low. We will use a portion of the proceeds of this offering to lease, brand and install more vending machines. See “Use of Proceeds.”

Vending machines present several advantages. As an outdoor source of product, a vending machine acts as a 24 hours a day, 7 days a week point of purchase. Using modern cellular technology, we will be able to track performance of each machine and the individual products within the machine. For example, this means that if Reed’s Extra Ginger Brew were outselling other products, we would see this in real time and be able to respond by restocking the vending machine promptly. Such data will also be invaluable as a tracking demographic, allowing us to place more of what sells best in a particular neighborhood in a responsive fashion or, in the case of a low performance location, to relocate the machine.

Our vending machine program is currently in development; to date we have placed one vending machine in Malibu as a test.

Proprietary Coolers

In-store placements of branded refrigerated coolers by Snapple, SoBe, and Jones Soda, among others, have proven to have a significant positive effect on their sales. For example, SoBe created its pervasive presence in the mass-marketplace almost entirely on a backbone of cooler placements and Jones saw a doubling of its business in just 18 months based upon this concept. We are currently testing our own Reed’s branded coolers in a number of locations.

Competition

Our premium beverage products compete generally with all liquid refreshments and in particular with numerous other New Age beverages, including:

•	SoBe (owned by Pepsi)
•	Snapple, Mistic, IBC and Stewart’s (owned by Cadbury Schweppes)
•	Henry Weinhard (owned by Phillip Morris)
•	Arizona
•	Hansen’s
•	Knudsen & Sons
•	Jones Sodas

The Virgil’s and China Cola lines compete with a number of other natural soda companies, including Stewarts, IBC, Henry Weinhard, Blue Sky, A&W and Natural Brews.

Many of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other branding campaigns. In addition, the companies manufacturing these products generally have greater financial resources than we do and have greater access to additional financing.

We believe that our success to date is due in great part to our innovative beverage recipes and packaging and use of premium ingredients and a trade secret brewing process. We believe that our commitments to the highest quality standards and brand innovation are keys to our success.

Reed’s Crystallized Ginger Candy competes primarily with other candies and snacks in general and, in particular, with other ginger candies. The main competitors in ginger candies are Royal Pacific, Australia’s Buderim Ginger Company, and Frontier Herbs. We believe that Reed’s Crystallized Ginger Candy is the only one among these brands that is sulfur-free.

Reed’s Ginger Ice Creams compete primarily with other premium and super-premium ice cream brands. Our principal competitors in the ice cream business are Haagen-Dazs, Ben & Jerry’s, Godiva, Starbucks, Dreyer’s and a number of smaller natural food ice cream companies. Most of these companies have greater brand recognition, market share, and access to financing than we do.

     We compete with other companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, most of whom also distribute other brands with which our products compete. The principal methods of competition include product quality and taste, brand advertising, trade and consumer promotions, pricing, packaging and the development of new products.

Our sales are less than 1% of the over-all marketplace in the New Age Beverage Set

Proprietary Rights

We own several trademarks that we consider material to our business, including Reed’s, Virgil’s and China Cola. In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets.

Our brewing process is a trade secret. This process can be used to brew flavors of beverages other than ginger ale and ginger beer, such as root beer, cream soda, cola, and other spice and fruit beverages. We have not sought any patents on our brewing processes because we would be required to disclose our brewing process in patent applications.

Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Reed’s®, Virgil’s®, and China Cola®. Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to obtain international registration of certain trademarks under the Berne Convention.

We sometimes use non-disclosure agreements with employees and distributors to protect our proprietary rights.

Government Regulation

The production and marketing of our products are governed by the rules and regulations of various federal, state, and local agencies, including the United States Food and Drug Administration. The Food and Drug Administration also regulates the labeling of our products. We have not encountered any regulatory action as a result of our operations.

Environmental Matters

Our primary cost of environmental compliance is in recycling fees, which are estimated to be $30,000 in 2004. This is a standard cost of doing business in the soft drink industry.

In California, and in certain other states where we sell our products, we are required to collect redemption values from our customers and remit those redemption values to the state, based upon the number of bottles of certain products sold in that state.

Employees

We currently have 30 full-time employees, as follows: one in general management, nine in sales and marketing support, five in operations and 15 in production. We employ additional people on a part-time basis as needed.

We have never participated in a collective bargaining agreement. We believe that the relationship with our employees is good.

Properties

In December 2000, we purchased an 18,000 square foot warehouse, the Brewery, at 13000 South Spring Street in an unincorporated area of Los Angeles County, near downtown Los Angeles. The purchase price of the facility was $850,000, including a down payment of $102,000. We financed the balance of the purchase price with a loan from U.S. Bank National Association, guaranteed by the United States Small Business Administration. We also obtained a building improvement loan for $168,000 from U.S. Bank National Association, guaranteed by the United States Small Business Administration. Christopher J. Reed, our founder and CEO, personally guaranteed both loans. Both loans have 25-year terms, with interest at the New York prime rate plus 1%, adjusted monthly, with no cap or floor. As of December 2004, the principal and interest payments on the two loans combined were $5,926 per month. This facility serves as our principal executive offices, our West Coast Brewery, and bottling plant and our southern California warehouse facility.

The property is located in the Los Angeles County Mid-Alameda Corridor Enterprise Zone. Businesses located in the enterprise zone are eligible for economic incentives designed to stimulate business investment, encourage growth and development, and promote job creation. The incentives include a tax credit for wages paid to a qualified employee, up to $26,895 over a five-year period; a credit for the sales or use tax paid or incurred on the purchase of certain qualified machinery or equipment; a business expense deduction for the cost of qualified property up to $20,000 purchased for exclusive use in the enterprise zone; the ability to carry up to 100% of net operating losses over a maximum of 15 years to reduce the amount of taxable enterprise zone income for those years; and certain other financial incentives.

LEGAL PROCEEDINGS

We currently and from time to time are involved in litigation incidental to the conduct of our business. We are not currently a party to any lawsuit or proceeding, which, in the opinion of our management, is likely to have a material adverse effect on us.

MANAGEMENT
General

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
Christopher J. Reed	46	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Eric Scheffer	37	Vice President and National Sales Manager - Natural Foods
Robert T. Reed, Jr.	49	Vice President and National Sales Manager - Mainstream
Robert Lyon	55	Vice President Sales - Special Projects
Judy Holloway Reed	45	Secretary and Director
Peter Sharma III	45	Director
Mark Harris	48	Independent Director
Dr. D.S.J. Muffoletto, N.D.	50	Independent Director
Michael Fischman	49	Independent Director

Christopher J. Reed founded our company in 1987. Mr. Reed has served as our Chairman, President, Chief Executive Officer, and Chief Financial Officer since our incorporation in 1991. Mr. Reed has been responsible for our design and products including the original product recipes, the proprietary brewing process, and the packaging and marketing strategies. Mr. Reed received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute in Troy, New York.

Eric Scheffer has been our Vice President and National Sales Manager - Natural Foods since May 2001. From September 2000 to May 2001, Mr. Scheffer worked as Vice President of Sales for Rachel Perry Natural Cosmetics. Mr. Scheffer was national sales manager at Earth Science, Inc. from January 1999 to September 2000, where he managed the United States and Canadian outside sales force. Mr. Scheffer was national sales manager at USA Nutritionals from June 1997 to January 1999, where he led a successful effort bridging their marketing from natural foods to mainstream stores. He worked for Vita Source as Western sales manager from May 1994 to June 1997 and was their first sales representative.

Robert T. Reed Jr. has been our Vice President and National Sales Manager - Mainstream since January 2004. From 1988 through December 2003, Mr. Reed was Vice President of Strategic Sales at SunGard Availability Services, during a period that company’s revenues increased from $30 million to over $1.2 billion, earning the company a place in the Fortune 500. Mr. Reed became President of the SunGard eSourcing, the managed Internet services provider subsidiary of SunGard Availability Services, an entity with revenues in excess of $70 million and over 300 employees. He earned a Bachelors of Science at Mount Saint Mary’s University in 1977. Mr. Reed is the brother of Christopher J. Reed, our Chairman, President, Chief Executive Officer, and Chief Financial Officer.

Robert Lyon has been our Vice President Sales - Special Projects since June 2002. In that capacity, Mr. Lyon directs our southern California direct sales and distribution program, our launch in mainstream markets. Over the past five years, Mr. Lyon also ran an organic rosemary farm in Malibu, California, selling bulk to re-packagers. In the 1980s and 1990s, Mr. Lyon started a successful water taxi service with 20 employees and eight vessels of his own design. He also built the national sales team for a jewelry company, Iberia. Mr. Lyon holds several U.S. patents. He earned a Business Degree from Northwestern Michigan University in 1969.

Judy Holloway Reed has been with us since 1992 and, as we have grown, has run the accounting, purchasing, and shipping and receiving departments at various times in the 1990s. Ms. Reed has been one of our directors since June 2004, our Secretary since October 1996 and our Director of Office Operations and Staff Management since June 2004. In the 1980s, Ms. Reed managed media tracking for a Los Angeles Infomercial Media Buying Group and was an account manager with a Beverly Hills, California stock portfolio management company. She earned a Business Degree from MIU in 1981. Ms. Reed is the wife of Christopher J. Reed, our Chairman, President, Chief Executive Officer, and Financial Officer.

Peter Sharma III has been a member of our Board of Directors since June 2004, and is a registered representative of Brookstreet Securities Corporation, the underwriter of this offering, since June 2004. From March 2002 to April 2003, Mr. Sharma was a registered representative of Blue Bay Capital, the selling agent for the public offering from which we withdrew in March 2003. From time to time since January 2000, Mr. Sharma has acted as our management, information technology, sales, product development, and marketing consultant. He has worked as an independent management consultant since 1997 and continues to do so. From 1990 to 1997, Mr. Sharma worked as a sales trainer and regional manager for Time-Life and Encyclopædia Britannica North America. Mr. Sharma’s consulting company, Sirius/Pureprophet, Ltd., is a sole proprietorship that requires only minimal clerical attention.

Independent Board Members

Mark Harris has been a member of our board since April 2005. Mark is an independent venture capitalist and has been retired from the work force since 2002. In late 2003, Mr. Harris joined a group of Amgen colleagues in funding NeoStem, Inc., a company involved in stem-cell storage, archiving, and research to which he is founding angel investor. From 1991 to 2002 Mark worked at biotech giant Amgen managing much of the company’s media production for internal use and public relations. Mr. Harris’ spent the decade prior working in Aerospace with similar responsibilities. Mr. Harris holds a degree in Cinematography.

Dr. Daniel S.J. Muffoletto, N.D. has been a member of our Board of Directors since April 2005. Dr. Muffoletto has practiced as a Naturopathic Physician since 1986. He is CEO of Its Your Earth, a natural products marketing company. From 2003 to 2005, Daniel worked as sales and marketing director for Worthington, Moore & Jacobs, a Commercial Law League member firm serving FedEx, UPS, DHL & Kodak among others. From 2001 to 2003, he was owner-operator of the David St. Michel Art Gallery in Montreal, Québec. From 1991 to 2001 Dr. Muffoletto was the owner/operator of a Naturopathic Apothecary, Herbal Alter*Natives of Seattle, WA and Ellicott City, MD; the apothecary housed Dr. Muffoletto’s Naturopathic Practice. Daniel holds a B.A. in Government and Communications (U. of Baltimore, 1977), with postgraduate work in the schools of Public Administration and Publication Design (U. of Baltimore, 1978 - 1979). In 1986, he received his Doctorate of Naturopathic Medicine from the Santa Fe Academy of Healing, Santa Fe, NM.

Michael Fischman has been a member of our Board since April 2005. Since 1998, Michael has been President and CEO of the APEX course, the corporate training division of the International Association of Human Values. In addition, Mr. Fischman is a founding member and the director of training for USA at the Art of Living Foundation, a global non-profit educational and humanitarian organization at which he has coordinated over 200 personal development instructors since 1997. Among Mr. Fischman’s personal development clients are the World Bank, Royal Dutch Shell, the United Nations, the US Department of Probation, the Washington, D.C. Police Department, and Rotary Clubs International.

Other than the relationship of Christopher J. Reed, Judy Holloway Reed, and Robert T. Reed, Jr., none of our directors or executive officers are related to one another.

Key Employees. Our key employees include the following people:

Steven Hernandez, age 48, became our controller in March 2004. From 1997 to March 2004, Mr. Hernandez was an independent consultant in the manufacturing field in systems, including cost accounting consultant for Gillead Sciences, Inc. (February 2002 to March 2004), cost accounting consultant for Flow Serve, Inc. (April 2001 to December 2002), cost accounting manager for Crown Bolt, Inc. (1999 to April 2001) and cost analyst at Health Valley Company (1997 to 1999). Mr. Hernandez also has experience in cost accounting in the snack food and confectionery industries. Mr. Hernandez earned his B.S. in Economics/Accounting from California State University, Bakersfield in 1978.

During the next 12 months, we intend to hire a Chief Operating Officer to handle day-to-day operations. This will provide operations support to Christopher J. Reed. In addition, we intend to hire a Distribution Manager with extensive experience in the beverage arena with specific experience in setting up a regional distributor network.

We have three independent directors and will maintain at least two independent directors on our board at all times in the future.

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Executive Compensation

The following table sets forth for the last three fiscal years each component of compensation paid or awarded to, or earned by, our executive officers.

	Annual Compensation
	Salary	Salary	Salary	Bonus
Name and Principal Position	2004	2003	2002	2002-2003
Christopher J. Reed, President, CEO and CFO	$150,000	$150,000	$150,000	----
Judy Holloway Reed, Secretary, Dir of Office Operations (part-time)	12,000	12,000	N/A	----
Robert T. Reed, Jr., Vice President and National Sales Manager-Mainstream	50,000	50,000	N/A	----
Eric Scheffer, Vice president and national Sales Manager-Natural Foods	60,000	60,000	60,000	----

Mr. Reed’s salary has not changed since 2001, and there are no discussions underway as of the date of this prospectus to increase his salary. We have not adopted any retirement, pension, profit sharing, or other similar programs.

Director Compensation

We do not pay any compensation to our non-employee directors for their attendance at board meetings.

We have not adopted any retirement, pension, profit sharing, or other similar programs.

Option/SAR Grants and Exercises

During 2003, no stock options or stock appreciation rights, or SARs, were granted to Christopher J. Reed. At December 31, 2003, Mr. Reed held no unexercised options or SARs.

No options were granted to or exercised by employees during 2003 or 2004.

Employment Agreements There are no written employment agreements with any of our officers or key employees, including Christopher J. Reed.

There exists since January 2000, a verbal “gentleman’s agreement” with our consultant Peter Sharma to provide various services in many areas of our business operations. Mr. Sharma’s verbal agreement is simply a commitment on his part to help in any way within the scope of his skills sets to aid us in pursuing efficient, fruitful execution of our business plan.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan, we are authorized to issue options to purchase up to 500,000 shares of common stock. As of the date of this prospectus, 17,500 options have been issued under the plan. In addition, options to purchase 55,000 shares were issued prior to the adoption of the 2001 stock option plan. As of December 31, 2004 there are 72,500 options outstanding.

The plan permits the grant of options to our employees, directors and consultants. The options may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “non-qualified stock options.” The primary difference between “incentive stock options” and “non-qualified stock options” is that once an option is exercised, the stock received under an “incentive stock option” has the potential of being taxed at the more favorable long-term capital gains rate, while stock received by exercising a “non-qualified stock option” is taxed according the ordinary income tax rate schedule.

The plan is currently administered by the board of directors. The plan administrator has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options, including vesting provisions.

The exercise price of an option granted under the plan cannot be less than 100% of the fair market value per share of common stock on the date of the grant of the option. The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least 110% of the fair market value per share of common stock on the date of the grant. Options may not be granted under the plan on or after the tenth anniversary of the adoption of the plan. Incentive stock options granted to a person owning more than 10% of the combined voting power of the Common Stock cannot be exercisable for more than five years.

When an option is exercised, the purchase price of the underlying stock shall be paid in cash, except that the plan administrator may permit the exercise price to be paid in any combination of cash, shares of stock having a fair market value equal to the exercise price, or as otherwise determined by the plan administrator.

If an optionee ceases to be an employee, director, or consultant with us, other than by reason of death, disability, or retirement, all vested options may be exercised within three months following such event. However, if an optionee’s employment or consulting relationship with us terminates for cause, or if a director of ours is removed for cause, all unexercised options shall terminate immediately. If an optionee ceases to be an employee or director of, or a consultant to, us, by reason of death, disability, or retirement, all vested options may be exercised within one year following such event.

When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards.

No option can be granted under the plan after ten years following the earlier of the date the plan was adopted by the Board of Directors or the date the plan was approved by our stockholders.

Indemnification of Directors and Officers

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our amended bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have three loans payable to Robert T. Reed, Sr., the father of our founder, President and CEO, Christopher J. Reed. The first loan was made to us in May 1991 to provide $94,000 in working capital. This loan bears interest at 10% per annum and matures in October 2006. As of March 31, 2005, the outstanding principal balance of the loan was $24,648 and accrued and unpaid interest was $10,785.

    The second loan from Robert T. Reed, Sr. was made to us in June 1999 to provide $250,000 for the acquisition of Virgil’s Root Beer. This loan bears interest at 8% per annum and matures in October 2006. As of March 31, 2005, the outstanding principal balance of the loan was $177,710 and accrued and unpaid interest was $62,204. Until July 2005, Mr. Reed has the right to convert the principal, and accrued and unpaid interest of this loan into shares of our common stock at a rate of one share of common stock for every $2.00 owed to Mr. Reed. As of March 31, 2005, the loan was convertible into 119,957 shares of common stock.

     The third loan from Robert T. Reed, Sr., was made to us in October 2003 to provide $50,000 for working capital. This loan bears interest at 8% per annum and matures in October 2006. As of March 31, 2005, the outstanding principal balance of the loan was $50,000 and accrued and unpaid interest was $5,786.

Mr. Reed, Sr. has suspended payments due him from time to time. His current agreement suspends our payment obligation until October 1, 2006 or we receive financing in excess of $1,000,000, which ever occurs first.

Robert T. Reed Sr. has options to purchase 262,500 shares at $0.02 for his work in 1991 helping the start up of our company. The expiration date of these options is June 1, 2005. The original term of the options was until December 31, 1997. We affected extension of these options twice, once to December 31, 2000 and again to June 1, 2005. These extensions were granted in consideration of extensions Mr. Reed, Sr. granted us on the repayment of his various loans made to us. These options were exercised on May 31, 2005.

     In September 2004, Robert T. Reed Jr., our Vice President and National Sales Manager — Mainstream and a brother of Christopher J. Reed, co-signed a note for a line of credit we opened with Merrill Lynch and pledged his stock account at Merrill Lynch as collateral. In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch.

Robert T. Reed Jr.’s investment occurred as follows;

Class of stock	# of shares	Price/share	$ invested	Date of issue
Common	187,500	0.27	$50,000	1991
Common	50,000	0.75	$37,500	1993
Common	10,000	1.50	$15,000	1996
Common(*)	20,000	1.00	$20,000	2001
Preferred	15,000	10.00	$150,000	2004
Total			$272,500

(*) conversion of warrants currently mentioned in Part II of the registration statement

    In July 2001, Mark Reed, a brother of Christopher J. Reed, converted a loan he made to us into 8,889 shares of common stock. The original loan was for $5,000 and was made in June of 1991. The loan was part of a private offering of convertible debt.

We believe that the terms of each of the foregoing transactions were as favorable to us as the terms that would have been available to us from unaffiliated parties.

Since January 2000, we have extended a line of credit to one of our consultants, Peter Sharma III who since June 2004 also sits on our Board of Directors; the line of credit is interest free. In July 2005, a repayment schedule begins at $1,000 per month that ends with a balloon payment for the remaining balance, due on December 31, 2007. As of March 31, 2005, the debit balance of the credit line was $104,010. From time to time, we utilize Mr. Sharma’s consulting services, for which he has not levied a fee since October 2001. Mr. Sharma is an underwriter of this Offering. As a result, he will receive compensation as an underwriter as more fully disclosed under “Plan of Distribution”.

At the time of each of the transactions listed above, except for the loan in October 2003 from Robert T. Reed, Sr., we did not have any independent directors to ratify such transactions.

We have three independent directors that have been added to our board as of April 15, 2005; on May 20, 2005, the Board of Directors, inclusive of the independent directors, resolved to reauthorize all material ongoing and past transactions, arrangements, and relationships listed herein. In addition, all future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties; and all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to independent legal counsel.

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PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as to shares of our common stock owned as of June 30, 2005, or which can be acquired within 60 days of June 30, 2005, by (i) each person known by management to beneficially own more than five percent (5%) of our outstanding common stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Owned Before Offering	% Owned Before Offering(1)	% Owned If 200,000 Shares Are Sold	% Owned If 1,000,000 Shares Are Sold	% Owned If 2,000,000 Shares Are Sold
5% Stockholders
Joseph Grace 1900 West Nickerson Street Suite 116, PMB 158 Seattle, WA 98119	500,000	10.0%	9.6%	8.3%	7.2%
Robert T. Reed Sr. 6430 Kinglet Way Carlsbad, CA 92009	262,500	5.3%	5.1%	4.4%	3.8%
Directors and Executive Officers (2)
Christopher J. Reed(3)	3,200,000	64.1%	61.7%	53.4%	45.8%
Robert T. Reed, Jr.(4)	327,500	6.6%	6.3%	5.5%	4.7%
Eric Scheffer	500	*	*	*	*
Robert Lyon	0	0	0	0	0
Judy Holloway Reed(3)	3,200,000	64.1%	61.7%	53.4%	45.8%
Peter Sharma III(5)	137,539	2.8%	2.7%	2.3%	2.0%
Mark Harris(6)	4,000	*	*	*	*
Dr. Daniel S.J. Muffoletto, N.D.	0	0	0	0	0
Michael Fischman	0	0	0	0	0
All directors and executive officers as a group (6 persons)	3,669,539	73.5%	70.7%	61.2%	52.5%
_________________________ * Less than 1%

(1)
Percentage of ownership for each holder is calculated on 4,988,591shares of common stock outstanding on June 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares over which the holder has voting or investment power, subject to community property laws. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are considered to be beneficially owned by the person holding the options or warrants for computing that person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

(2)	The address for all of our directors and officers is: 13000 South Spring Street, Los Angeles, California 90061.
(3)	Christopher J. Reed and Judy Holloway Reed are husband and wife. The same number of shares is shown for each of them as they may each be deemed to be the beneficial owner of all of such shares.
(4)	Consists of (i) 267,500 shares of common stock and (ii) 15,000 shares of Series A preferred stock, which can be converted at any time into 60,000 shares of common stock.
(5)	Consists of warrants to purchase 137,539 shares of common stock at any time.
(6)	Consists of 1,000 shares of Series A preferred stock, which can be converted at any time into 4,000 shares of common stock.

DESCRIPTION OF OUR SECURITIES

    We have the authority to issue 12,000,000 shares of capital stock, consisting of 11,500,000 shares of common stock, $.0001 par value per share, and 500,000 of preferred stock, which can be issued from time to time by our board of directors on such terms and conditions as they may determine. As of June 30, 2005, there were 4,988,591 shares of common stock outstanding. In addition, as of December 31, 2004, there were 58,940 shares of Series A preferred stock issued and outstanding. The CUSIP number identifying our shares is: 758338. (CUSIP is a Trademark of the Committee on Uniform Security Identification Procedures of The American Bankers Association.)

We will not offer preferred stock to Promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders; and

We will not authorize the issuance of preferred stock unless such issuance is approved by a majority of our Independent Directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or their independent legal counsel.

All issuances of Reed’s, Inc. securities require a majority vote of our shareholders of record at the time of issuance.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors. Since our common stock does not have cumulative voting rights, the holders of more than a majority of the outstanding shares of common stock can elect all of the directors whose terms expire that year, if they choose to do so. Christopher J. Reed, our President and CEO, holds a majority of our outstanding common stock and may continue to hold a majority of our outstanding common shares if less than all the shares being offered in this offering are sold. Consequently, Mr. Reed may continue to be able to elect all of our directors.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend.

    Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a pre-emptive right.

    Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

    Prior to this offering, there has been no public market for our common stock.

Series A Preferred Stock

    Holders of our Series A preferred stock are entitled to receive out of assets legally available, a 5% pro-rata annual non-cumulative dividend. The first of these dividends is payable in cash or shares on the 30th of June 2005. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on as “as converted” basis with the holder of our common stock.

    In the event of any liquidation, dissolution or winding up of our operations, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

    At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

    The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date upon which such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification, and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

    Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock:

•	amend our Certificate of Incorporation or bylaws in any manner which adversely affects the rights of the Series A preferred stock; or
•
authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

    There is no public market for our Series A preferred stock and we do not intend to register such stock with the SEC or seek to establish a public market for such stock.

Options and Warrants

    As of December 31, 2004, we had outstanding options and warrants to purchase an aggregate of 921,376 shares of our common stock, with a range of exercise prices from $0.02 to $6.00 and an average exercise price of $2.04 per share. The options and warrants expire at various dates between 2005 and 2007.

Voting Requirements

    Delaware corporate law and our bylaws require the approval of the holders of a majority of our voting securities for most actions requiring stockholder approval. These actions include:

•	Election of directors
•	Mergers
•	Sales of substantially all of our shares, and
•	Amendment to our certificate of incorporation.

    There are no provisions in our Certificate of Incorporation or bylaws that would delay, defer, or prevent a change in control of our company. However, Christopher J. Reed, as our principal stockholder, has the power, and may continue to have the power, to determine the outcome of any such vote, or any other matter, on which the stockholders may vote.

Delaware Anti-Takeover Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	A stockholder who owns 15% or more of our outstanding voting stock (such a person is referred to as an “interested stockholder”)
•	An affiliate of an interested stockholder, or
•	An associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets.

    However, the above provisions of Section 203 do not apply if:

•	Our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction
•
After the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began, excluding shares owned by persons who are our officers and directors, or

•
On or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least 2/3 of the outstanding voting stock not owned by the interested stockholder.

The provisions of this statute could prohibit or delay mergers or other change and control attempts, and thus may discourage attempts to acquire our company.

SHARES AVAILABLE FOR FUTURE RESALE

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock. Those circumstances could also adversely affect our ability to raise capital on favorable terms.

All of the shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for shares, which may be purchased by our affiliates. The term "affiliates" as defined in Rule 144 of the Securities Act of 1933 includes directors, executive officers and 10%-or-greater stockholders, as well as others who exert control over a company.

     Of the 4,988,591 shares of our common stock outstanding as of June 30, 2005, 4,539,916 shares are restricted securities as that term is defined in Rule 144. Restricted securities may be resold publicly only if they are registered or if the sale qualifies for an exemption under the securities laws, including Rule 144. Of these 4,539,916 shares, 4,230,500 shares are held by our affiliates.

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least one year can sell within any three-month period a number of shares that does not exceed the greater of:

•
1% of the shares of common stock then outstanding (in our case, between 49,886 shares if no shares are sold pursuant to this offering and 69,886 shares immediately after this offering if all shares offered hereby are sold), or

•	The average weekly trading volume of our common stock during the four weeks preceding the sale.

     Under Rule 144(k), a person who has not been our affiliate for 90 days preceding a sale can sell shares owned for at least two years without the aforementioned volume limitations.

     Of the 4,539,916 restricted shares of our common stock outstanding, 4,277,416 shares have been owned for at least one year and 4,272,916 of these shares have been owned for at least two years.

PLAN OF DISTRIBUTION

General

There is no current market for our shares and there can be no assurance that a public market for our shares will ever develop. Further, there can be no assurance that in the event a public market for our shares were to develop that this market would be sustained over an extended period of time or that it would be of sufficient trading volume to allow ready liquidity to all investors in our shares.

    We are offering to sell, on a best efforts basis, up to 2,000,000 newly issued shares of our common stock at a price of $4.00 per share. No minimum number of shares is required to be sold and as a result, we may only sell a nominal amount of shares under this offering. We will not escrow any of the proceeds received from the sale of shares before the offering terminates. Upon acceptance of a share purchase order, the proceeds from that order will be immediately available for our use and there is no assurance that we will sell all or any part of the remaining shares offered in this transaction.

Texas investors must meet minimum net worth standards having a minimum annual gross income of $65,000 and a minimum net worth of $65,000 exclusive of automobiles, home and home furnishings; or a minimum net worth of $150,000 exclusive of automobiles, home and home furnishings.

Sales will be made only in states in which we have registered the offering and only in states in which Brookstreet is registered to sell securities and only by representatives currently licensed in those states. Brookstreet Securities Corporation acknowledges its supervisory responsibility over all of its independent contractor registered representatives. Brookstreet has been the managing dealer of approximately 12 private offerings and the lead underwriter of one public offering.

Brookstreet Securities Corporation is a member of the National Association of Securities Dealers, or NASD. Brookstreet Securities Corporation and Peter Sharma III are the underwriters for this offering. For serving as underwriter of this offering, we will pay Brookstreet a selling commission equal to 6% of the aggregate purchase price of the common stock sold in this offering. We will also pay Brookstreet a 1% lead underwriter's concession and a non-accountable expense allowance equal to 3% of the aggregate purchase price of the common stock sold in this offering. Under his agreement with Brookstreet, Mr. Sharma will receive 90% of all commissions generated in sales initiated by him as well as 50% of the underwriter's concession and 50% of the non-accountable expense allowance in the case of all sales in this offering. In all sales initiated by the general membership of Brookstreet, such representatives will receive 83% of commission generated by their sales with Mr. Sharma receiving 7% of those commissions as the allocation agent for Brookstreet in this offering. In addition, we paid Brookstreet Securities Corporation a non-refundable fee of $25,000, for legal and due diligence expenses.

In addition, we will issue to our underwriters a five-year warrant, to purchase a number of shares of common stock equal to 10% of the shares sold in this offering, at an assumed purchase price of $6.60 per share. Mr. Sharma, an underwriter, will receive 50% of these warrants.

Under our agreement with Brookstreet, we may terminate this offering at anytime, for any reason, after the declared effective date of this Registration Statement.

Under an agreement between Brookstreet and Peter Sharma III, their registered representative who is also a member of Reed’s, Inc.’s Board of Directors, Mr. Sharma will act as Brookstreet’s lead agent in this offering.

    In compliance with NASD rules, neither the warrants granted to Brookstreet nor the shares issuable upon their exercise may be sold, transferred, assigned, pledged, or hypothecated by any person, for a period of 180 days following the effective date of this offering. The warrants and shares issuable upon their exercise may be transferred to any NASD member participating in this offering and the bona fide officers or partners thereof, and securities which are convertible into other types of securities or which may be exercised for the purchase of other securities may be so transferred, converted or exercised if all securities so transferred or received remain subject to the restrictions specified above for the remainder of the initially applicable time period. All certificates or similar instruments representing securities restricted pursuant to the foregoing shall bear an appropriate legend describing the restriction and stating the time period for which the restriction is operative. Securities received by a member of the NASD as underwriting compensation shall only be issued to a member participating in the offering and the bona fide officers or partners thereof. Notwithstanding NASD rules, pursuant to Section III.C.7. CR-EQUITY policy, such underwriter warrants are not transferable for the life of the warrant (five years) and no such transfer in violation of Section III.C.7. shall occur.

In addition, pursuant to Section III.C.7 of CR-EQUITY Policy, such underwriter warrants are not transferable for the life of the warrant (five years).

    Brookstreet is a general securities broker/ dealer registered with the SEC and an NASD member. We may deem compensation we pay Brookstreet as underwriting commission.

We are obligated to pay the expenses of this offering.

We previously registered and withdrew a public offering in 2003.

We filed a registration statement on Form SB-2 offering 3,000,000 shares at $6.00 through Blue Bay Capital Corp., which was declared effective by the SEC on December 31, 2002. We withdrew that Registration Statement in March, 2003 in response to our analysis of capital market conditions in the lead-up to the Iraq War; we returned all moneys collected. There is no guarantee that similar or other circumstances will not arise that would cause us to reconsider this effort.

Market for Common Equity

Our underwriter, Brookstreet Securities Corporation, plans to apply for quotation of our common stock on the OTCBB. The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Following successful development of a trading market on the OTCBB, it is our further intent to seek listing on a national stock exchange; Arca|Ex - PSE is our preferred exchange. Each exchange has requirements for listing that will determine, in part, which exchange we choose; the table below demonstrates the listing requirements for these two exchanges.

Listing Requirement	Arca|Ex - PSE	OTCBB
Pre-Tax Income Last Year	$100,000†	N/A
Two Year Avg. Pre-Tax Income	N/A	N/A
Net Tangible Assets	$2,000,000	N/A
Market Value of Publicly Held Stock	$1,500,000	N/A
# of Shares Publicly Held	500,000	25,000
# Public Shareholders	500	40
Bid Price of Listed Securities	$3.00	No Minimum
Shareholders Equity	No Minimum	No Minimum
Audit Committee	Yes	No

† The issuer must meet the $100,000 net income requirement, which excludes non-recurring and extraordinary items in the past fiscal year, two of the past three fiscal years, or have total net tangible assets of $2,500,000.

Our underwriter, Brookstreet Securities Corporation, will be the sponsoring broker dealer of our application to commence quotation of our stock price. While there is no assurance, if we do obtain approval of this application, we anticipate trading on the OTCBB. The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. We expect to apply to list on the OTCBB shortly after the completion of this offering.

We based the stock offering price of this offering on the price investors paid in the Company’s private placement of 2004, with a premium associated with the improved liquidity resulting from the public offering and the improved business prospects of the Company.

The Board of Directors also discussed at length, comparable companies in the beverage, new age, and natural beverage industries in general. We also considered press coverage, trading volume, long term upward price trends for shares of comparable beverage companies like Lifeway (LWAY), Jones Soda (JSD.V), Hansen Natural (HANS), JM Smucker (SJM), and others. In our opinion, pro-forma results from successful pursuit of our business plans present at least as bright a picture as these issuers who are valued in the public markets at 2-5 times current revenues with p/e ratios running from 15/1 to over 100/1.

In addition, private investors with no promises of liquidity have paid $4.00 per share for our common stock in recent years. This said we feel our valuation of around a 2-2 ½ multiple of current revenues to be a reasonable, marketable, and sustainable price.

We have advised all current shareholders of our company, our officers, and directors regarding the requirements of Regulation M of the Securities Exchange Act of 1934. Regulation M regulates the following activities during a securities offering: (i) activities by distribution participants (e.g., underwriters, prospective underwriters, brokers, and dealers) and their affiliated purchasers; (ii) activities by issuers or selling security holders and their affiliated purchasers; (iii) NASDAQ passive market making; (iv) stabilization activities; and (v) short selling in advance of a public offering. Regulation M also provides that the safe harbor of Rule 10b-18 under the Exchange Act is not available during the restricted period of a distribution.

Other Principal Terms of the Underwriting Agreement

    The underwriting agreement also includes the following terms:

•	We agree to use our best efforts to have the shares sold in this offering listed on a national stock exchange as soon as practicable following the offering;
•	We agree to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933; and
•	For a period of five years following this offering, the underwriter will have the right to designate an observer to our board of directors and each of its committees.

Offering Procedures

    We will publish announcements of the offering on certain of our products and on our website, and we will mail and e-mail copies of the announcement to our stockholders, customers and inquirers. The announcements will provide the limited information permitted under applicable securities laws including the appropriate telephone number, mailing address and e-mail address for requesting this prospectus. We will likely publish similar announcements in selected print media.

    Shares may be purchased by placing a buy order in a cash account with Brookstreet. According to regular way settlement, a written confirmation will be sent by electronic mail or first class mail to notify the subscriber of the extent, if any, to which Brookstreet has accepted their order on our behalf.

    The offering will begin on the effective date of this prospectus and continue until either all of the shares have been sold or we terminate the offering, but in no event later than nine months after the date of this prospectus. Subject to the foregoing, the timing of the termination is at the discretion of our board of directors.

Promotional Securities Lock-Up Agreements

All of our directors, executive officers and 5%-or-greater stockholders, has signed a written agreement restricting each such person from selling any of their shares of our common stock for a period of 24 months from the date of completion (with the exception of Joseph Grace who has agreed to lock-up 50% of his shares), other than intra-family transfers or transfers to trusts for estate planning purposes. In the event of such an estate planning transfer, the shares would remain subject to the lock-up.

In connection with this registration statement, and to satisfy the requirements of certain state securities laws and regulations, certain persons who were deemed our promoters executed promotional share lock-in agreements with respect to all or some of their common stock and/or options. Pursuant to these agreements, they agreed that (i) they generally were unable to transfer the subject shares and/or options and (ii) in the event of a dissolution, merger, consolidation, reorganization, sale of exchange of our assets or securities with a person who is not a promoter, they would not share in any distribution until the public stockholders have received an amount equal to $4.00 times the number of shares of common stock that they purchased in this public offering and which they still held at the time of such distribution (adjusted for stock splits, stock dividends, recapitalizations and the like). The latter restriction could be waived by the vote of holders of a majority of outstanding common stock not subject to the promotional shares lock-in agreements. However, the voting rights of the common stock subject to the escrow are not affected.

    In the event of a non-cash transaction, the fair value of the non-cash consideration would be used. In the event of a transaction with a promoter, the persons named below also would not share in any distribution until the public stockholders received an amount equal to $4.00 times the number of shares of common stock that they purchased in this public offering and which they still held at the time of such distribution (adjusted for stock splits, stock dividends, recapitalizations and similar transactions).

    Beginning one year from the completion or termination of this public offering, 2 1/2% of the shares subject to the lock-in agreements would be released each quarter. All remaining promotional shares would be released from lock-in agreements on the second anniversary of the completion or termination of this public offering. Shares released from the promotional shares lock-in agreements would no longer be considered “promotional shares” and the holders of such released shares consequently could participate in any distributions with respect to such released shares. In addition, the agreements provide that the lock-in agreements would terminate if the registration in the various states was terminated prior to the sale of any shares or if the purchase price for any shares sold were returned to the investors.

Please note: Our underwriter’s agreement describes a 24-month discretionary agreement regarding lock-up of promotional shares. Notwithstanding this or any other agreement with the underwriter, all promotional shares are subject to the lock-in agreements as described herein and as filed in Exhibit 10.7 (et al) to this prospectus.

    The promotional shares lock-in agreements relate to the following individuals:

Security Holder	Quantity	Type of Security
Christopher J. Reed & Judie Holloway Reed	3,200,000	shares
Robert T. Reed, Jr.	279,510	shares and options
Robert T. Reed, Sr.	262,500	shares
Peter Sharma III	137,539	warrants
Joseph Grace	250,000	shares
Eric Scheffer	500	shares
Mark Harris	4,000	shares
Total	4,134,049	shares and options

(1) On May 31, 2005 Robert T. Reed Sr. converted options to common stock and this stock is subject to the same lock-in agreement.

We have engaged Transfer On-Line, Inc. to act as our registrar, share escrow, and transfer agent.

LEGAL MATTERS

    The validity of the securities offered hereby is being passed upon for us by Horwitz and Cron of Irvine, California.

EXPERTS

    Our financial statements which appear in this prospectus and in the registration statement have been audited by Weinberg & Company, P.A. with respect to the balance sheet at December 31, 2004 and the statements of operations and cash flows for the years ended December 31, 2004 and 2003, and are included in reliance upon the report of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

    You may review and copy our complete registration statement at the SEC’s Public Reference Room at 450 Fifth Street, Washington, D.C. 20549, and at the SEC’s regional offices in Chicago, Illinois and New York, New York. You may call the SEC at 800.732.0330 for further information on the operation of the Public Reference Room. The registration statement, and other reports and filings we will make with the SEC in the future, can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act for at least twelve months and, in accordance therewith, will file periodic reports and other information with the SEC, including an annual report containing audited financial statements.

    You should rely only on the information in this prospectus or any supplement to it. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on its cover.

REMINDER

We cannot assure investors that the prices at which our shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active market in our common stock will develop and continue after this offering.

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Canned Soup
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ROOTBEER

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:
Reed’s, Inc.

     We have audited the accompanying balance sheet of Reed’s, Inc. as of December 31, 2004 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 14 to the financial statements, the accompanying financial statments as of December 31, 2004 and 2003 and for the years then ended, have been restated.

/s/ WEINBERG & COMPANY, P.A.
Weinberg & Company, P.A.

Boca Raton, Florida
March 31, 2005, except for Note 14, as to which the date is May 13, 2005

REED’S, INC.
BALANCE SHEET
ASSETS	March 31, 2005 (Unaudited)	December 31, 2004
CURRENT ASSETS
Cash	$33,160	$42,488
Inventory	1,294,441	1,301,025
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $74,974 at December 31, 2004 and $79,431 at March 31, 2005	656,134	797,614
Other receivables	5,372	3,163
Prepaid expenses	46,919	5,652
Total Current Assets	2,036,026	2,149,942
Property and equipment, net of accumulated depreciation of $390,363 at December 31, 2004 and $411,606 at March 31, 2005	1,824,418	1,821,473
OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $2,978 at December 31, 2004 and $3,164 at March 31, 2005	15,449	15,635
Deferred stock offering costs	283,017	219,955
Due from Director	104,010	91,197
Total Other Assets	1,202,677	1,126,988
TOTAL ASSETS	$5,063,121	$5,098,403
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$1,609,876	$1,412,124
Lines of credit	1,128,028	1,128,222
Current portion of long term debt	106,469	106,113
Note payable, related party	—	21,000
Accrued interest	121,076	115,581
Accrued expenses	99,136	51,549
Total Current Liabilities	3,064,585	2,834,589
Notes payable, related party	252,358	252,358
Long term debt, less current portion	1,017,864	1,041,756
Total Liabilities	4,334,807	4,128,703
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, 500,000 shares authorized, 58,940 outstanding	589,402	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 4,726,091 shares issued and outstanding	472	472
Additional paid in capital	2,783,464	2,783,464
Accumulated deficit	(2,645,024)	(2,403,638)
Total stockholders’ equity	728,314	969,700
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,063,121	$5,098,403
The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF OPERATIONS
	Three Months Ended March 31,		Year Ended December 31,
	2005 (Unaudited)	2004 (Unaudited)	2004 (Restated)	2003 (Restated)
SALES	$1,817,336	$1,713,340	$8,978,365	$6,781,776
COST OF SALES	1,486,287	1,302,670	7,103,037	5,462,205
GROSS PROFIT	331,049	410,670	1,875,328	1,319,571
OPERATING EXPENSES
Selling	287,145	138,245	791,975	655,890
General & Administrative	214,080	233,941	1,074,536	758,258
Legal Fees	—	—	80,156	—
	501,225	372,186	1,946,667	1,414,148
LOSS FROM OPERATIONS	(170,176)	38,484	(71,339)	(94,577)
OTHER EXPENSES
Interest Expense	(71,210)	(59,939)	(255,032)	(250,738)
Stock Offerings Costs	—	—	—	(426,682)
Loss on extinguishment of debt	—	—	(153,000)	—
NET LOSS	$(241,386)	$(21,455)	$(479,371)	$(771,997)
LOSS PER SHARE — Basic and Fully Diluted	$(0.05)	$(0.01)	$(.10)	$(0.16)
WEIGHTED AVERAGE SHARES OUTSTANDING, Basic and Fully Diluted	4,726,091	4,726,091	4,726,091	4,724,488

The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004 and 2003,
and the Three Months Ended March 31, 2005 (Unaudited)

	Common Stock			Preferred Stock
	Shares	Amount	Additional Paid In Capital	Shares	Amount	Accumulated Deficit		Total
Balance, January 1, 2003 as previously stated	4,721,591	$472	$2,414,824			$	$ (896,419)	$1,518,877
Restatement of packaging design costs							(55,211)	(55,211)
Restated January 1, 2003 balance	4,721,591	$472	$2,414,824				(951,630)	1,463,666
Sale of stock	3,000	—	10,500				—	10,500
Issuance of stock for services	1,500		4,500					4,500
Net Loss for year ended 2003	—	—	—				(771,997)	(771,997)
Balance, December 31, 2003	4,726,091	472	2,429,824				(1,723,627)	706,669
Issuance of preferred stock				33,440	334,400			334,400
Conversion of debt to preferred stock				25,500	255,002			255,002
Recognition of beneficial conversion feature on issuance of preferred stock			353,640				(200,640)	153,000
Net loss for year ended 2004 (Restated)	—	—					(479,371)	(479,371)
Balance, December 31, 2004	4,726,091	$472	$2,783,464	58,940	$589,402		$(2,403,638)	$969,700
Net loss for three months ended March 31, 2005 (Unaudited)	—	—	—	—	—		(241,386)	(241,386
Balance March 31, 2005 (Unaudited)	4,726,091	$472	$2,783,464	58,940	$589,402		$(2,645,024)	$728,314

The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF CASH FLOWS

	For The Three Months Ended March 31,		For The Year Ended December 31,
	2005 (Unaudited)	2004 (Unaudited)	2004 (Restated)	2003 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(241,386)	$(21,455)	$(479,371)	$(771,997)
Adjustments to reconcile net loss to net cash used in operation activities:
Depreciation and amortization	21,429	12,511	97,329	92,797
Non cash stock compensation	—	—		4,500
Amortization of discount on notes payable	—	—	—	24,780
Write off of deferred offering costs	—	—	—	426,968
Loss on extinguishment of debt	—	—	153,000	—
(Increase) decrease in operating assets and increase (decrease) in operating liabilities:
Accounts receivable	141,480	41,669	(231,557)	(139,472)
Inventory	6,584	180,768	(3,665)	43,262
Prepaid expenses	(41,267)	(9,274)	11,730	111
Other receivables	(2,209)	(500)	7,589	(9,031)
Accounts payable	197,752	(72,003)	233,447	25,914
Accrued expenses	47,587	34,503	(9,755)	19,394
Accrued interest	5,495	14,858	45,233	(3,594)
Net cash (used in) provided by operating activities	135,465	180,627	(176,020)	(286,368)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(24,188)	(59,108)	(204,147)	(143,999)
Due from director	(12,813)	—	(44,040)	—
Net cash used in investing activities	(37,001)	(59,108)	(248,187)	(143,999)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs	(63,062)	—	(219,955)	—
Principal payments on debt	(44,536)	(12,630)	(208,852)	(104,349)
Proceeds from issuance of common stock	—	—		10,500
Proceeds received from issuance of preferred stock	—	—	334,400	—
Proceeds from borrowings	—	—	208,464	—
Net borrowings (payments) on lines of credit	(194)	(50,505)	339,708	479,854
Proceeds on debt to related parties	—	--	--	32,550
Net cash provided by (used in) financing activities	(107,792)	(63,135)	453,765	418,555
NET INCREASE (DECREASE) IN CASH	(9,328)	58,384	29,558	(11,812)
CASH — Beginning of year	42,488	12,930	12,930	24,742
CASH — End of year	$33,160	$71,314	$42,488	$12,930
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$66,314	$45,081	$227,669	$239,813
Taxes	—	—	—	—

Non-cash transactions consisted of the following during the year ended December 31, 2004
Notes payable converted to preferred stock           $224,000
Accrued interest converted to preferred stock           31,002
Beneficial conversion feature              353,640
There were no non-cash transactions during the year ended December 31, 2003 or for the three month periods ended March 31, 2005 and 2004.
The accompanying notes are an integral part of these financial statements.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS

(1) Operations and Summary of Significant Accounting Policies

A)  Nature of Operations

Reed’s, Inc. (the “Company”) was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed’s, Inc. and changed its state of incorporation from Florida to Delaware. The Company is engaged primarily in the business of developing, manufacturing and marketing natural non-alcoholic beverages, as well as candies and ice creams. The Company currently offers 14 beverages, two candies, and three ice creams.

The Company sells its products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Canada.

 B)    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 C)    Accounts Receivable

The Company evaluates the collectibility of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products returned. The allowance for doubtful accounts and returns and discounts as of December 31, 2004 and March 31, 2005 (Unaudited) was $74,974 and $79,431, respectively.

 D)    Property and Equipment and Related Depreciation

Property and equipment is stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation

Building	39 years
Machinery and equipment	7 years
Computer	3-5 years
Automobile	5 years
Office equipment	7 years

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment , then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

E)    Intangible Assets

The Company records intangible assets in accordance with Statement of Financial Accounting Standard (SFAS) Number 142, Goodwill and Other Intangible Assets. Goodwill and other intangible assets deemed to have indefinite lives are not subject to annual amortization. The Company reviews, at least quarterly, its investment in brand names and other intangible assets for impairment and if impairment is deemed to have occurred the impairment is charged to expense. Intangible assets which have finite lives are amortized on a straight line basis over their remaining useful life; they are also subject to annual impairment reviews. See Note 4.

Management applies the impairment tests contained in SFAS number 142 to determine if an impairment has occurred. Accordingly, management compares the carrying value of the asset to its fair value in deterring the amount of the impairment. No impairments were identified for the years ended December 31, 2004 and 2003, or for the three months ended March 31, 2005 and 2004 (Unaudited).

Management believes that the accounting estimate related to impairment of its intangible assets, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

F)    Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee during the year ended December 31, 2004 and the three months ended March 31, 2005 (Unaudited).

During the years ended December 31, 2004 and 2003 the Company’s had one customer, which accounted for approximately 13.53% and 15% of sales in each of the respective years and 15.7 % and 13.8% for each of the three months ended March 31, 2005 and 2004 (Unaudited), respectively. No other customer accounted for more than 10% of sales in either year. As of December 31, 2004, the Company had approximately$ 91,000 of accounts receivable from that customer. As of March 31, 2005, the Company had approximately $145,000 (Unaudited) of accounts receivable from that customer.

REED’S, INC.
 NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company currently relies on a single contract packer for a majority of its production and bottling of beverage products. The Company has different packers for their non-beverage products. Although there are other packers and the Company is in the process of outfitting their own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

G)    Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments including cash, accounts and other receivables, due from director, accounts payable, and accrued expenses approximate their fair value as of December 31, 2004 and March 31, 2005 (Unaudited) due to their short maturities. The carrying amount of lines of credit, notes payable, and long term debt approximate fair value because the related effective interest rates on these instruments approximate the rates currently available to the Company.

H)    Cost of sales

The Company, with one exception, classifies shipping and handling costs of the sale of its products as a component of cost of sales. The one exception regards shipping and handling costs associated with local sales and local distribution. Since these activities are integrated, those costs are combined and are included as general and administrative expenses. For the years ended December 31, 2004 and 2003 those costs were approximately $63,000 and 7,000 respectively. For the three months ended March 31, 2005 and March 31, 2004 those costs were approximately $ -0-and $ 5,200, respectively, (Unaudited). During the three months ended March 31, 2005, the costs associated with local sales and local distribution were charged to selling expenses instead of general and administrative expenses. Accordingly, local sales and distribution costs for the three months ended March 31, 2005, included in selling expenses were approximately $19,000 (Unaudited).

In addition, the Company classifies purchasing and receiving costs, inspection costs, warehousing costs, freight costs, internal transfer costs and other costs associated with product distribution as costs of sales. Certain of these costs become a component of the inventory cost and are expensed to costs of sales when the product to which the cost has been allocated is sold.

Expenses not related to the production of our products are classified as operating expenses.

I)    Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

    J)    Deferred Stock Offering Costs

The Company capitalizes costs incurred related to an initial public offering and future issuance of common stock until such time as the stock is issued, or the stock offering is abandoned by the Company (usually within six months of when the cost was incurred). These costs include attorney’s fees, accountant’s fees, SEC filing fees, state filing fees, and other consulting fees all related to the initial public offering and future issuance of common stock. In 2003, an offering was abandoned and $426,682 of such costs were expensed. Deferred offering costs of $219,955 and $283,017 (Unaudited) are included in the balance sheet as of December 31, 2004 and March 31, 2005, respectively in connection with the Company’s public offering anticipated to commence in 2005.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

K)    Stock Options

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. SFAS No. 123 was amended by SFAS No. 148, which now requires companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. The Company has chosen to continue to account for stock-based compensation issued to employees utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

For the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005 and 2004 (Unaudited) no stock options were granted. Therefore, pro forma disclosure of the fair value method is not applicable and is not presented.

L)    Revenue Recognition

Revenue is recognized on the sale of product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. Product is not shipped without an order from the customer and credit acceptance procedures being performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

M)   Net Loss Per Share

Loss per share calculations are made in accordance with SFAS No. 128, “Earnings Per Share.” Basic loss per share is calculated by dividing net loss by weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures.

For the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005 and 2004 (Unaudited) the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an anti-dilutive effect.

The potentially dilutive securities consisted of the following as of December 31, 2004 and March 31, 2005 (Unaudited)

Warrants	848,876
Convertible notes	126,485
Preferred Stock	235,760
Options	72,500
Total	1,283,621

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

N)    Advertising Costs

The Company accounts for advertising production costs by expensing such production costs the first time the related advertising is run.

Advertising costs are expensed as incurred and are included in selling expense in the amount of $42,828 and $29,234 for the years ended December 31, 2004 and 2003, respectively and $14,533 (Unaudited) and $8,914 (Unaudited) for the three months ended March 31, 2005 and March 31, 2004.

The Company accounts for certain sales incentives, including slotting fees, as a reduction of gross sales, in accordance with Emerging Issues Task Force on Issue 01-9 “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” These sales incentives for the years ended December 31, 2004 and 2003 approximated $400,000 and $240,000, respectively, and approximately $92,000, and approximately $68,000 for the three months ended March 31, 2005 and 2004 (Unaudited) respectively.

O) Reporting Segment of the Company

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131) requires certain disclosures of operating segments, as defined in SFAS No. 131. Management has determined that the Company has only one operating segment and therefore is not required to disclose operating segment information. The Company does not account for the net sales of it various products separately, and the disclosure required by SFAS No. 131 of product revenue is not presented because it would be impracticable to do so.

    P) Comprehensive Income

A statement of comprehensive income is not presented in our financial statements since we did not have any of the items of other comprehensive income in any period presented.

Q)    Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005 and small business issuers will be required to adopt for reporting periods beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated financial position or results of operations.

(The rest of this page left blank intentionally)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(2)  Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and is comprised of the following as of December 31, 2004 and March 31, 2005:

	March 31, 2005 (Unaudited)	December 31, 2004
Raw Materials	$578,382	$655,693
Finished Goods	716,059	645,332
	$1,294,441	$1,301,025

(3)  Fixed Assets

Fixed assets are comprised of the following as of December 31, 2004 and March 31, 2005 (Unaudited):

	March 31, 2005 (Unaudited)	December 31, 2004
Land	$409,546	$409,546
Building	906,038	906,038
Vehicles	183,588	184,983
Machinery and equipment	637,915	612,332
Office equipment	98,937	98,937
	2,236,024	2,211,836
Accumulated depreciation	(411,606)	(390,363)
	$1,824,418	$1,821,473

Depreciation expense for the years ended December 31, 2004 and 2003 was $96,585 and $92,051, respectively, and $ 21,243 (Unaudited) and $12,324 (Unaudited) for the three months ended March 31, 2005 and 2004, respectively. During 2004, the Company constructed certain machinery and equipment and capitalized $7,208 of interest costs. For the three months ended March 31, 2005 no interest was capitalized (Unaudited).

 (4) Intangible Assets

 Brand Names

Brand Names consist of two (2) trademarks for natural beverages which the Company acquired in previous years. As long as the Company continues to renew its trademarks, these intangible assets will have an indefinite life. Accordingly, they are not subject to amortization. The Company determines fair value for Brand Names by reviewing the net sales of the associated beverage and applying industry multiples for which similar beverages are sold. As of December 31, 2004 and March 31, 2005 (Unaudited), the carrying amounts for Brand Names were $800,201.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

 Other Intangible Assets

Other Intangible Assets consist of:

December 31, 2004
Asset	Gross Amount	Accumulated Amortization	Current Year Amortization	Useful Life
Building Loan Fees	$18,613	$2,978	$745	300 months

March 31, 2005 (Unaudited)
Asset	Gross Amount	Accumulated Amortization	Current Year Amortization	Useful Life
Building Loan Fees	$18,613	$3,164	$186	300 months

The estimated aggregate amortization as of December 31, 2004 for each of the next five years is:

Year	Amount
2004	$745
2005	745
2006	745
2007	745
2008	745

(5) Lines of Credit

The Company had outstanding borrowings of $1,128,222 and $ 1,128,028 as of December 31, 2004 and March 31, 2005 (Unaudited), respectively under the following line of credit agreements:

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 1.5% per annum. The Company’s outstanding balance was $30,901 at December 31, 2004 and $29,908 at March 31, 2005 (Unaudited). The interest rate in effect at December 31, 2004 was 6.75%. The line expires in December 2009.

The Company has an unsecured $50,000 line of credit with a bank, guaranteed by the Small Business Administration (SBA) and the Company’s President. Interest is payable monthly at a rate of 7.5% per annum. The line of credit expires December 2005. Upon expiration, the loan converts to a term loan providing for principal and interest payments sufficient to amortize the loan by December 2009. The Company’s outstanding balance was $50,000 at December 31, 2004 and March 31, 2005, (Unaudited), respectively.

The Company has a line of credit in the amount of $287,934 at December 31, 2004 and $ 292,525 at March 31, 2005 with Merrill Lynch. The loan was co-signed by Robert T. Reed, Jr., the Company’s Vice President and National Sales Manager — Mainstream and a brother of the Company’s founder and CEO, Christopher J. Reed. Robert Reed also pledged his personal stock account on deposit with Merrill Lynch as collateral. The line of credit bears interest at a rate of rate of 3.785% per annum plus LIBOR (6.30% as of December 31, 2004). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, the Company pays Mr. Reed 5% per annum of the amount the Company borrows from Merrill Lynch as a loan fee.

The Company has a line of credit with a finance company. This line of credit allowed for a maximum borrowing base of $1,100,000 as of December 31, 2004 and was to expire on June 25, 2005. The amount available for borrowing from time to time under the revolving line of credit is dependent upon the levels of certain eligible accounts receivable and inventory. As of December 31, 2004, the Company had an outstanding balance of $759,387 under the line of credit based on eligible accounts receivable and inventory at that time. At March 31, 2005 the amount outstanding was $ 755,595. The eligible accounts receivable were approximately $744,553 at December 31, 2004 and $556,000 at March 31, 2005 (Unaudited). Borrowings on inventory are capped at $250,000. Borrowings under the credit facility bear interest at the prime rate plus 9%  and 10% per annum (14.25% for the accounts receivable line and 15.25% for the inventory line as of December 31, 2004). This revolving line of credit is secured by all Company assets, including accounts receivable, inventory, trademarks and other intellectual property, and equipment. The credit facility does not impose any financial covenants. Subsequent to March 31, 2005, the Company entered into a new credit facility with a new lender and settled this facility. (See Note 15.)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

 (6) Notes Payable to Related Parties

The Company has three unsecured loans payable to Robert T. Reed, Sr., the father of the Company’s founder Christopher J. Reed, in an amount of $252,358 as of December 31, 2004 and March 31, 2005 (Unaudited).

The first loan bears interest at 10% per annum and matures in October 2006. The outstanding principal balance of the loan as of December 31, 2004 and March 31, 2005 (Unaudited) was $24,648.

The second loan bears interest at 8% per annum and matures in October 2006. The outstanding principal balance of this loan as of December 31, 2004 and March 31, 2005 (Unaudited) was $177,710 . As long as the debt is outstanding Mr. Reed has the right to convert this loan and interest into shares of our common stock at a rate of one share of common stock for every $2.00 owed to Mr. Reed,including accrued interest. As of December 31, 2004, the loan was convertible into 118,205 shares of common stock. As of March 31, 2005 the loan was convertible into 119,957 (Unaudited) shares of common stock.

The third loan bears interest at 8% per annum and matures in October 2006. The outstanding principal balance of this loan as of December 31, 2004 and March 31, 2005 (Unaudited) was $50,000.

In addition, the Company has a note payable to Judy Reed, the wife of the Company’s founder. The note is unsecured, non-interest bearing and due on demand. The amount of this loan as of December 31, 2004 was $21,000. It was paid-in-full as of March 31, 2005 (Unaudited)
(7)  Long-term Debt

Long-term debt consists of the following as of December 31, 2004 and March 31, 2005 (Unaudited)

	December 31, 2004	March 31, 2005 (Unaudited)
Note payable to SBA in the original amount of $748,000 with interest at the Wall Street Journal prime rate plus 1% per annum, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $4,910, subject to annual adjustments. The interest rate in effect at December 31, 2004 was 6%. The note is secured by land and building and guaranteed by the majority stockholder. The note matures November 2025.	$688,514	684,250
Notes payable to various non-related parties, unsecured, with interest at 10% per annum. Principal and accrued interest are payable in full at the end of the note term. Theses notes were issued with warrants, exercisable at issuance. The warrants have an exercise price of $3 and a term of 5 years. Principal and any unpaid interest are due in June 2006. (A)	80,000	80,000
The Company obtained a building improvement loan with a maximum draw of $168,000. The interest rate is at the Wall Street Journal prime rate plus 1%, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $1,016; subject to annual adjustments. The rate in effect at December 31, 2004 was 6% per annum. The note is secured by land and building and guaranteed by the majority stockholder and matures November 2025.	145,233	144,354

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Notes payable to a non-related individual, due on demand, unsecured, with interest at 10% per annum. The note is convertible to common stock at 60% of the initial public offering price or 100% of a private offering price.	9,000	9,000
Notes payable to GMAC, secured by automobiles, payable in monthly installments of $758 including interest at 0.0%, with maturity in 2008.	27,301	25,027
Notes payable to Chrysler Financial Corp., secured by automobiles, payable in monthly installments of $658, including interest at 1.9% per annum, with maturity in 2008.	28,573	26,730
Installment loan secured by certain plant equipment. Payable in monthly installments of $4,000 plus interest. This loan bears interest at prime plus 10% per annum, (15.25% at December 31, 2004) and matures in November 2007	142,000	130,000
Installment loan secured by certain plant equipment. Payable in monthly installment of $1,138 plus interest. This loan bears interest at prime plus 12% per annum, (17.25% at December 31, 2004) and matures in January 2007	27,248	24,972
Total	1,147,869	1,124,333
Less current portion	106,113	106,469
	$1,041,756	$1,017,864

(A)       During 2000 and 2001, the company issued 420,000 warrants in connection with the issuance of $420,000 of debt. The Company used the Black-Scholes valuation technique and determined that $247,800 should be allocated to the value of the warrants as of the date of issuance. The Company amortized the discount over the initial expected life of the debt resulting in amortization of $24,780 for the year ended December 31, 2003. The amount of the discount allocated to the warrants has been fully amortized as of December 31, 2003.

The aggregate maturities of long-term debt for each of the next five years and thereafter are as follows as of December 31, 2004:

December 31,	Amount
2005	$106,113
2006	177,000
2007	81,100
2008	26,000
2009	19,000
Thereafter	738,656
Total	$1,147,869

(8) Stockholders’ Equity

Common stock consists of $.0001 par value, 11,500,000 shares authorized, 4,726,091 issued and outstanding as of December 31, 2004 and March 31, 2005 (Unaudited).

Preferred stock consists of 500,000 shares authorized to Series A, $10.00 par value, 5% non-cumulative, participating, preferred stock. As of December 31, 2004 and March 31, 2005 (Unaudited), there were 58,940 shares outstanding.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

These preferred shares have a 5% pro-rata annual non-cumulative dividend. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on as “as converted” basis with the holders of our common stock.

In the event of any liquidation, dissolution or winding up of the Company, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock

•	amend our Certificate of Incorporation or bylaws in any manner which adversely affects the rights of the Series A preferred stock; or
•
authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

During 2004, the Company sold its preferred stock in a private placement. 33,440 shares were issued in connection with this offering and $334,400 of proceeds were received. The Company recorded a beneficial conversion feature (BCF) in accordance with Emerging Issues Task Force (EITF) 98-5. The BCF arises from the conversion price of the preferred stock being less than the fair market value of the common stock at the commitment date of the offering. The fair market value of the stock has been determined to be $4.00 per share, based on the initial public offering price which is expected to be $4.00. The excess of the fair market price of the underlying common stock over the conversion price is $1.50. Since the conversion feature of this offering allows for the conversion of preferred stock into 4 shares of common stock for each share of preferred stock, 133,760 shares of common stock could be issued if fully converted. Accordingly, the BCF recorded was $200,640.

In addition, during 2004, the Company negotiated with certain of its debt holders to convert debt and accrued interest to preferred stock. 25,500 shares were issued in connection with this conversion and $224,000 of debt principle and $31,002 of accrued interest were converted in exchange for the 25,500 shares of Series A Convertible Preferred Stock. Upon conversion the excess of the fair market price of the underlying common stock over the conversion price of $1.50 per share as described above, resulted in a loss on extinguishment of debt of $153,000; (see Note 14.) In connection with this transaction, the Company recorded a BCF of $153,000, since the conversion of all of the preferred stock associated with this transaction could be converted into 102,000 shares of common stock at $1.50 per share based on the excess of the fair market price of the conversion price as described above.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

 (9) Stock Options and Warrants

A)  Stock Options

The Company has granted certain employees and other individuals stock options to purchase the Company’s common stock under employment agreements. The options generally vest immediately or when services are performed and have a maximum term of five (5) years.

In 2001, the Company adopted the Original Beverage Corporation 2001 Stock Option Plan. The options shall be granted from time to time by the Compensation Committee. Individuals eligible to receive options include employees of the Company, consultants to the Company and directors of the Company. The options shall have a fixed price, which will not be less than 100% of the fair market value per share on the grant date. Options granted to employees are accounted for according to APB 25.The following table summarizes the stock option activity for the year ended December 31, 2004 and 2003:

	Options	Weighted Average Exercise Price
Balance January 1, 2003	72,500	$3.21
Options granted in 2003	—	N/A
Options exercised in 2003	—	N/A
Balance December 31, 2003	72,500	$3.21
Options granted in 2004	—	N/A
Options exercised in 2004	—
Exercisable	72,500	$3.21

Exercise Price Range	Weighted Average Remaining Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$2.00	37,500	53 months	$2.00
$3.00	17,500	53 months	$3.00
$6.00	17,500	53 months	$6.00
Total options	72,500	53 months	$3.21

     All options are vested and exercisable as of December 31, 2004.

B)	Warrants

     A summary of the warrants outstanding and exercisable at December 31, 2004 is as follows:

Exercise Price Range	Weighted Average Remaining Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.02	262,500	6 months	$0.02
$2.00	119,876	84 months	$2.00
$3.00	466,500	110 months	$3.00
Total warrants	848,876

    The warrants expire at various dates between 2005 and 2009.  In June 2005 (Unaudited), 262,500 of warrants were converted to 262,500 shares of common stock.  In lieu of receiving cash, the Company reduced the amount of accrued interest it owed on debt payable to Robert T Reed, Sr.  The amount of the exercise price and the corresponding reduction in accrued interest was $5,250. (See Note 15.)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(10)  Income Taxes

At December 31, 2004, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $1,986,000 for Federal purposes and $1,040,000 for state purposes. The Federal carryforward expires in 2024 and the state carryforward expires in 2009. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.

Accordingly, the Company has not recognized a deferred tax asset for this benefit. Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards will recognize a deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows:

	Three Months Ended March 31, 2005	Year Ended 31-Dec-04
Deferred income tax asset:
Net operating loss carry forward	$736,174	$736,174
Valuation allowance	(736,174)	(736,174)
Net deferred income tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Three Months		Year Ended
	Ended March 31,		December 31,
	2005	2004	2004	2003
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34.00%	34.00%	34.00%
Effective tax rate	—	—	—	—

The amounts of deffered income tax assets, the statutory rate and the effective income tax rate as of March 31, 2005 (Unaudited) were unchanged from December 31, 2004.

(11)  Commitments and Contingencies

 Lease Commitments

The Company leases machinery under non-cancelable operating leases. Rental expense for the years ended December 31, 2004 and 2003 were $55,157 and $21,784, respectively. Rental expense for the three months ended March 31, 2005 and 2004 were, $17,093 (Unaudited) and $9,871(Unaudited), repectively.

Future payments under these leases as of December 31, 2004 are as follows:

Year Ending
December 31,
2005	$65,249
2006	57,349
2007	19,883
2008	9,819
2009	3,631
Total	$155,931

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(12)  Legal Proceedings

The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of its management, is likely to have a material adverse effect on it.

During 2004 the Company incurred $80,156 of legal costs associated with a lawsuit which the Company has won. The Plaintiff has appealed. The judgment in favor of the Company is to have the Plaintiff reimburse the Company for its legal defense costs. If the Company is successful in the appeals process, it will record income from the judgment if it collects the monies. No such legal costs were incurred in 2003 of the three months ended March 31, 2005 and 2004 (Unaudited).

(13)  Related Party Activity

The Company has notes payable to related parties. See Note 6.

Under an agreement that the Company expects will be entered into between Peter Sharma III, a director of the Company and a registered securities broker, and Brookstreet, Mr. Sharma will receive commissions from the proceeds of this offering as per the terms of his agreement with Brookstreet. In addition, Mr. Sharma will receive 50% of the warrants to be issued by the Company to Brookstreet and Brookstreet will pay the exercise price of these warrants for Mr. Sharma.

As of December 31, 2004, the Company advanced $91,197 to Mr. Sharma which is included in Due from Director on the accompanying balance sheet. The amount advanced as of March 31, 2005 (Unaudited) was $104,010.  The advance is part of a line of credit agreement between the Company and Mr. Sharma. The repayment of the advances are to start July 1, 2005 at a minimum of $1,000 per month, with the remaining balance due on December 31, 2007. The maximum amount of advances under this agreement is $200,000. The agreement is non-interest bearing.

In June 2005 (Unaudited), Robert T. Reed, Sr. converted 262,500 of warrants to 262,500 shares of common stock.  In lieu of receiving cash, the Company reduced the amount of accrued interest it owed on debt payable to Robert T Reed, Sr.  The amount of the exercise price and the corresponding reduction in accrued interest was $5,250.

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(14) Restatement

The Company determined that Packaging Designs Costs previously deferred should not be capitalized. Accordingly, the Company no longer capitalizes these costs and the Company has written off these costs and reversed the amortization associated with these costs, as a correction of an error in the years in which they were initially incurred. For periods prior to 2003, a net adjustment of $55,211 has been recorded against the accumulated deficit. This restatement did not change the loss per share amount in 2003 or 2004.

The Company has also restated its accounting for the recognition of the beneficial conversion feature discussed in Note 8 that was previously reflected as a charge against paid in capital. This restatement resulted in a charge of $153,000 to the statement of operations for the year ending December 31, 2004 relating to the recognition of a loss on extinguishment of debt. The accumulated deficit as of December 31, 2004 did not change as a result of this restatement.

The effect of these restatements in 2004 and 2003 is as follows:

Net loss	2004	2003
As previously stated	$(326,371)	$(774,367)
Recognition of loss on extinguishment of debt	(153,000)	--
Net change from restatement of accounting for packaging design costs	--	2,370
As adjusted	$(479,371)	$(771,997)

Loss per share	2004
As previously reported	$(0.07)
Recognition of loss on extinguishment of debt	(0.03)
As adjusted	(0.10)

Accumulated deficit	2004	2003	2002
As previously stated	$(2,403,628)	$(1,725,997)	$(896,419)
Net change to beginning balance	--	--	(55,211)
Net change during 2003	--	2,370	--
As adjusted	$(2,403,628)	$(1,723,627)	$(951,630)

(15) Subsequent events (Unaudited)

    In June 2005, Robert T. Reed, Sr. converted 262,500 of warrants to 262,500 shares of common stock.  In lieu of receiving cash, the Company reduced the amount of accrued interest it owed on debt payable to Robert T Reed, Sr.  The amount of the exercise price and the corresponding reduction in accrued interest was $5,250.

On June 25, 2005, we changed our lending facility to a new lender. As a result we have increased our revolving line of credit availability from $1,100,00 to $1,910,000.  In addition, certain other long term debt financing with our previous lender has been refinanced with the new lender. We were successful in securing these credit facilities at an interest rate of Prime plus 2.75% as opposed to interest rates with our previous lender which ranged from Prime plus 9% to Prime plus 12%. All of our assets, including real estate, accounts receivable, inventory, trademarks and other intellectual property and equipment, secure the new revolving line of credit.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

    Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

    The Company’s amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of the Company’s directors will be personally liable to the Company or the Company’s stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

    The Company’s amended certificate of incorporation also provides discretionary indemnification for the benefit of the Company’s directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors or officers, or persons controlling us, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Pursuant to the Company’s bylaws, the Company is required to indemnify its directors, officers, employees and agents, and the Company has the discretion to advance his or her related expenses, to the fullest extent permitted by law.

    The Company does not currently provide liability insurance coverage for its directors and officers.

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Item 25.	Other Expenses of Issuance and Distribution

    The following is a schedule of the estimated expenses (all of which will be borne by the Company) incurred in connection with the offering of the securities registered hereby, other than underwriter commissions. Advertising expenses we incur in connection with our own selling efforts will vary depending on the success of the offering.

Description	Amount if 200,000 Shares are Sold		Amount if 1,000,000 Shares are Sold		Amount if 2,000,000 Shares are Sold

SEC registration fee	$1,115		$1,115		$1,115
Printing and Engraving Fees	10,000	*	10,000	*	10,000	*
Postage (mailing share certificates)	500	*	500	*	500	*
Legal Fees	76,000	*	76,000	*	76,000	*
Accounting Fees	114,000	*	114,000	*	114,000	*
Blue Sky Fees and Expenses	16,000	*	16,000	*	16,000	*
Underwriter Expenses	25,000	*	25,000	*	25,000	*
Advertising Expenses	25,000	*	50,000	*	100,000	*
Miscellaneous Expenses	3,400	*	3,400	*	3,400	*
TOTAL	$271,015		$296,015		$346,015
*estimated expenses

Item 26.	Recent Sales of Unregistered Securities

    There have been no sales of unregistered securities within the last three years, except as set forth below.

    In January 2001, the Company issued 14,500 shares of common stock as a year-end bonus to its employees. The Company recognized $29,000 of compensation expense. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In January 2001, the Company issued 3,200 shares of common stock in exchange for services provided by two vendors. The Company estimates that the value of the services provided in exchange for the shares was approximately $2.00 per share, so it has recognized $6,400 of expense. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In February 2001 Robert T. Reed Jr. exercised warrants for 20,000 shares of the common stock at $1.00 per share. The warrants had been issued in 1992. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In May 2001, the Company sold 500 shares of common stock at $3.00 per share to an existing stockholder who is not an affiliate of the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In June 2001, the Company issued options to purchase 17,500 shares of common stock to a manager of the Company. The exercise price of the options is $3.00 per share, and the options expire in June 2009. No compensation cost was recognized because the strike price equaled the fair value of the stock at the date of issuance. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In June 2001, the Company issued warrants to purchase 30,000 shares of common stock to a consultant of the Company in partial consideration for services rendered to the Company. The exercise price of the options is $3.00 per share, and the options expire in June 2009. The fair value of this warrant grant is estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions used: no expected dividends, 49% volatility, and risk-free interest of 4.81% and expected life of five years. The value was calculated to be $1.46 per warrant for a total value of $43,807. The total value has been included in deferred stock offering costs to be offset against the future sale of common stock. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In May, June, and July 2001, the Company raised $420,000 from the issuance of notes to fifteen persons who were existing stockholders or otherwise familiar with the Company. These notes bear interest at 8% per annum. The original maturity date of the notes was in February 2003 and the note holders extended the maturity date until October 2004. The investors also received warrants to purchase an aggregate of 420,000 shares of common stock at an exercise price of $3.00 per share. The warrants expire in 2010. The investors were:

William Robertson	$159,000
Lucinda Robertson	30,000
David Robinov	50,000
Martin Shepard	20,000
Kapur Payson	30,000
Mark Johnson	30,000
Dan Keays	30,000
Bill Milligan	25,000
Shane Milligan	20,000
Brant Milligan	5,000
Billy Milligan	5,000
Shalee Milligan	5,000
Shannon Milligan	5,000
William Holiman	1,000
Jason Robertson	5,000

A portion of the loan proceeds has been allocated to the value of the underlying warrants, which was calculated to be $247,800. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In July 2001, Mark Reed converted $10,000 worth of convertible debt issued in 1991 and accrued interest into 8,889 shares of common stock, or a conversion rate of $1.125 per share. The Company believes that the conversion was exempt from registration under the Securities Act by reason of Section 3(a)(9), since the issuance was an exchange with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In addition, the Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non- public sale of securities.

    In July 2001, the Company issued warrants to purchase 1,500 shares of common stock to a consultant of the Company in partial consideration for services rendered to the Company. The exercise price of the options is $3.00 per share, and the options expire in July 2009. The fair value of this warrant grant is estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions used: no expected dividends, 49% volatility, and risk-free interest of 4.76% and expected life of five years. The value was calculated to be $1.46 per warrant for a total value of $2,187. The total value has been included in deferred stock offering costs to be offset against the future sale of common stock. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In August 2001, $15,000 was raised in a private sale of a total of 3,750 shares of common stock at $4.00 per share to two existing stockholders of the Company who are not affiliates of the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In October 2001, B.J. Green converted $17,815 worth of convertible debt and interest into 11,877 shares of common stock, or a conversion rate of $1.50 per share. The convertible debt had been issued in 1991. The Company believes that the conversion was exempt from registration under the Securities Act by reason of Section 3(a)(9), since the issuance was an exchange with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In addition, the Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    In July 2002, the Company issued options to purchase 17,500 shares of common stock to a manager of the Company, in accordance with the terms of the manager’s employment agreement. The exercise price of the options is $6.00 per share and the options expire in July 2007. No compensation cost was recognized because the strike price equaled the fair value of the stock at the date of issuance. The Company believes that the offering was exempt from registration under the Securities Act by reason of Rule 701 thereunder as a sale of securities pursuant to a written compensation contract with an employee of the issuer, and/or Section 4(2) of the Securities Act as a non-public sale of securities.

    In January 2003, the Company issued 1,500 shares of common stock as a year-end bonus to its employees. The Company recognized $4,500 of compensation expense. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

In July 2003, the Company sold 3,000 shares of common stock at $3.50 per share to an existing stockholder who is not an affiliate of the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities.

    Beginning in the second quarter of 2004, the Company conducted a private offering and raised $334,400 from the sale of 33,440 shares of Series A convertible preferred stock at a price of $10.00 per share. This offering was completed in October 2004, after the Company filed the Certificate of Designations creating the Series A convertible preferred stock with the Secretary of State of Delaware. The sales were made to existing stockholders and other persons who were familiar with the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder, as a non-public sale of securities.

    Also at this time, a number of holders of our debt indicated their willingness to convert a total of $255,002 of debt into 25,500 shares of Series A convertible preferred stock at a price of $10.00 per share. This offering was completed in October 2004, after the Company filed the Certificate of Designations creating the Series A convertible preferred stock with the Secretary of State of Delaware. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder, as a non-public sale of securities.

On May 31, 2005, Robert T. Reed Sr., the CEO’s father converted options for 262,500 shares of common stock. The option price was for $0.02 per share. Mr . Reed has held these options since 1991. The common stock are subject to a lock-in agreement for two years. See –Certain Relationships and Related Transactions section of this document for more information.

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Item 27.	Exhibits

    Copies of the following documents are filed with this registration statement as exhibits:
1.2	Underwriting Agreement
1.3	Specimen Subscription Agreement
3.1	Certificate of Incorporation
3.2	Amendment to Certificate of Incorporation
3.3	Certificate of Designations
3.4	Certificate of Correction to Certificate of Designations
3.5	Bylaws, as amended
4.1	Form of common stock certificate
4.2	Form of Series A preferred stock certificate
4.3	2001 Employee Stock Option Plan
4.4	Convertible promissory notes issued to investors
4.5	Amendment to Promissory Note
5.1	Legal opinion of Horwitz and Cron
10.1	Purchase Agreement for Virgil’s Root Beer
10.2	Brewing Agreement dated as of May 15, 2001 between the Company and The Lion Brewery, Inc.
10.3	Loan Agreement with U.S. Bank National Association for purchase of the Brewery
10.4	Loan Agreement with U.S. Bank National Association for improvements at the Brewery
10.5	Loan Agreement with Bay Business Credit
10.6	Credit Agreement with Merrill Lynch
10.7	Form of Promotional Share Lock-In Agreement
	10.7(a)	Promotional Share Lock-In Agreement For Christopher J. Reed
	10.7(b)	Promotional Share Lock-In Agreement For Robert T. Reed, Jr.
	10.7(c)	Promotional Share Lock-In Agreement For Robert T. Reed, Sr.
	10.7(d)	Promotional Share Lock-In Agreement For Peter Sharma III
	10.7(e)	Promotional Share Lock-In Agreement For Joseph Grace
	10.7(f)	Promotional Share Lock-In Agreement for Judie Holloway Reed
	10.7(g)	Promotional Share Lock-In Agreement for Eric Scheffer
10.8	Loan Agreement dated September 28, 2004 with Bay Business Credit
10.9	Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp.
10.10	Terms Of Amortization for Peter Sharma III for Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp.
10.11	Co-Sign Agreement
10.12	Loan Agreement with Robert T. Reed, Sr.
10.13	Loan Agreement with William Holiman
10.14	Loan Agreement with Bay Business Credit
10.15	Loan Agreement with Robert T. Reed
10.16	Loan Agreement with Robert T. Reed
10.17	Amendment to Loan Agreement with Bay Business Credit
10.18	Suspension of Loan Payment Agreement with Robert T. Reed, Sr.
23.1	Consent of Weinberg & Co., P.A.
23.2	Consent of Horwitz and Cron (contained in Exhibit 5.1)
23.3	Opinion of Weinberg & Co., P.A.
24	Power of Attorney (included in the signature page to the Registration Statement)

Item 28.	Undertakings

    A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or 1933 Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)  To include any prospectus required by Section 10(a)(3) of the 1933 Act,

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii)  To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 28th day of July 2005.

REED’S, INC
By: /s/ CHRISTOPHER J. REED
Christopher J. Reed
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

    That the undersigned officers and directors of Reed’s, Inc., Corporation, a Delaware corporation, do hereby constitute and appoint Christopher J. Reed and Peter Sharma III, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ CHRISTOPHER J. REED Christopher J. Reed	Chief Executive Officer, President, Chief Financial Officer,and Chairman of the Board (Principal Executive Officer, Principal Financial Officer,and Principal Accounting Officer)	July 28, 2005
/s/ JUDIE HOLLOWAY REED Judy Holloway Reed	Director	July 28, 2005
/s/ PETER SHARMA III Peter Sharma III	Director	July 28, 2005
/s/ MARK HARRIS Mark Harris	Independent Director	July 28, 2005
/s/ DR. DANIEL S.J. MUFFOLETTO, N.D. Dr. Daniel S.J. Muffoletto	Independent Director	July 28, 2005
/s/ MICHAEL FISCHMAN Michael Fischman	Independent Director	July 28, 2005

EXHIBIT INDEX
1.2	Underwriting Agreement
1.3	Specimen Subscription Agreement
3.1	Certificate of Incorporation
3.2	Amendment to Certificate of Incorporation
3.3	Certificate of Designations
3.4	Certificate of Correction to Certificate of Designations
3.5	Bylaws, as amended
4.1	Form of common stock certificate
4.2	Form of Series A preferred stock certificate
4.3	2001 Employee Stock Option Plan
4.4	Convertible promissory notes issued to investors
4.5	Amendment to Promissory Note
5.1	Legal opinion of Horwitz and Cron
10.1	Purchase Agreement for Virgil’s Root Beer
10.2	Brewing Agreement dated as of May 15, 2001 between the Company and The Lion Brewery, Inc.
10.3	Loan Agreement with U.S. Bank National Association for purchase of the Brewery
10.4	Loan Agreement with U.S. Bank National Association for improvements at the Brewery
10.5	Loan Agreement with Bay Business Credit
10.6	Credit Agreement with Merrill Lynch
10.7	Form of Promotional Share Lock-In Agreement
	10.7(a)	Promotional Share Lock-In Agreement For Christopher J. Reed
	10.7(b)	Promotional Share Lock-In Agreement For Robert T. Reed, Jr.
	10.7(c)	Promotional Share Lock-In Agreement For Robert T. Reed, Sr.
	10.7(d)	Promotional Share Lock-In Agreement For Peter Sharma III
	10.7(e)	Promotional Share Lock-In Agreement For Joseph Grace
	10.7(f)	Promotional Share Lock-In Agreement for Judie Holloway Reed
	10.7(g)	Promotional Share Lock-In Agreement for Eric Scheffer
10.8	Loan Agreement dated September 28, 2004 with Bay Business Credit
10.9	Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp.
10.10	Terms Of Amortization for Peter Sharma III for Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp.
10.11	Co-Sign Agreement
10.12	Loan Agreement with Robert T. Reed, Sr.
10.13	Loan Agreement with William Holiman
10.14	Loan Agreement with Bay Business Credit
10.15	Loan Agreement with Robert T. Reed
10.16	Loan Agreement with Robert T. Reed
10.17	Amendment to Loan Agreement with Bay Business Credit
10.18	Suspension of Loan Payment Agreement with Robert T. Reed, Sr.
23.1	Consent of Weinberg & Co., P.A.
23.2	Consent of Horwitz and Cron (contained in Exhibit 5.1)
23.3	Opinion of Weinberg & Co., P.A.
24	Power of Attorney (included in the signature page to the Registration Statement)

TABLE OF CONTENTS

Dealers who solicit prospective investors in the subject offering are required to deliver a copy of this Prospectus commencing upon the effective date of the subject Registration Statement and terminating 40 days thereafter. The effective date of the Registration Statement of which this Prospectus is a part is July 28, 2005.

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